UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

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ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NORTH CAROLINA 27609

Notice of 2025 Annual Meeting of Stockholders of
Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE
Wednesday, May 14, 2025 at 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/AAP2025. There will be no physical location for this year's meeting.	Holders of record of our common stock at the close of business on March 17, 2025, are entitled to vote at our Annual Meeting.
Voting Items

Board Recommendation
1	Election of the nine nominees named in the Proxy Statement to the Board of Directors to serve until the 2026 annual meeting of stockholders	FOR each director nominee
2	Vote to amend the 2023 Omnibus Incentive Compensation Plan to increase authorized shares by 2,170,000	FOR
3	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
4	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025	FOR
5	Vote on stockholder proposal regarding additional requirements for executives to retain significant stock	AGAINST
6	Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods
(Your vote must be received by 11:59 p.m. (EDT) on May 13, 2025, the day before the Annual Meeting)

INTERNET www.proxyvote.com	TOLL FREE TELEPHONE 1-800-690-6903	MAIL Complete and sign your proxy card

We invite you to join our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. You may vote live at the virtual meeting even if you previously voted by proxy. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 14, 2025:
The Notice of 2025 Annual Stockholders' Meeting and Proxy Statement and the 2024 Annual Report on Form 10-K,
are available at www.proxyvote.com.

The Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about March 21, 2025.

By order of the Board of Directors,

/s/ Jeffrey R. Vining

Jeffrey R. Vining
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
March 21, 2025

Proxy Statement Summary
Voting Roadmap

Proposal 1	Board Recommendation
Election of the nine nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2026 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1
Director Nominees

Name and Age	Director Since	Occupation	Current Committees	Other Current Public Company Boards
Carla J. Bailo, 64 Independent	2020	President and Chief Executive Officer, ECOS Consulting, LLC	Nominating & Corporate Governance Audit	SM Energy Company Vesuvius plc
John F. Ferraro, 69 Independent	2015	Former Global Chief Operating Officer, Ernst & Young	Audit (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.
Joan M. Hilson, 65 Independent	2022	Chief Operating & Financial Officer, Signet Jewelers Ltd.	Finance (Chair) Audit
Jeffrey J. Jones II, 57 Independent	2019	President, Chief Executive Officer, H&R Block, Inc.	Compensation (Chair) Nominating & Corporate Governance	H&R Block, Inc.
Eugene I. Lee, Jr., 63 Independent Chair of the Board	2015	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.
Shane M. O'Kelly, 56 President and Chief Executive Officer	2023	President and Chief Executive Officer, Advance Auto Parts, Inc.
Thomas W. Seboldt, 58 Independent	2024	President, Seboldt Consulting Services LLC	Nominating & Corporate Governance
Gregory L. Smith, 61 Independent	2024	Executive Vice President Enterprise Operations, Medtronic plc	Audit Finance
A. Brent Windom, 64 Independent	2024	President, Windom Consulting LLC	Compensation Finance
The current Chair of the Nominating and Corporate Governance Committee is not, and two members of the Compensation Committee are not, standing for re-election to the Board. Following the Annual Meeting, committee composition for the upcoming term will be determined, including additional independent director service on the Compensation Committee and appointment of an independent director to serve as the Chair of the Nominating and Corporate Governance Committee.

i

Director Skills
In 2024, the Nominating and Corporate Governance Committee reviewed the core competencies that it believes should be represented on our Board. The Committee regularly evaluates the composition and diversity of the Board with respect to qualifications and skill sets that are important in consideration of the Company's long-term strategic plan. The following shows certain key skills of our director nominees.
Stockholder Engagement
We value dialogue with our stockholders and regularly conduct stockholder governance outreach in addition to recurring outreach regarding quarterly results and company performance. Feedback from stockholders is shared with the Board and applicable Committees periodically. Governance outreach discussions with our stockholders are primarily focused on corporate governance, executive compensation and certain business sustainability matters, including topics discussed in our Corporate Sustainability and Social Report. In addition to our governance outreach and regularly quarterly outreach, we also meet with existing and potential investors to discuss the company's operations and strategy.

Corporate Governance Highlights

✓	Annual election of all directors	✓	Strong Guidelines on Significant Governance Issues
✓	Directors elected by majority voting	✓	Annual evaluation of the Board, Committees and individual directors
✓	Independent Chair of the Board	✓	Board policy on CEO succession planning
✓	Approximately 89% of our director nominees are independent	✓	Policies prohibiting hedging and (unless certain stringent requirements are met) prohibiting pledging for all employees and directors
✓	All NYSE required Board committees consist solely of independent directors	✓	Robust stock ownership guidelines for directors and Executive Officers
✓	Regular executive sessions of independent directors	✓	Direct oversight by the Nominating and Corporate Governance Committee of development and communication of business sustainability matters
✓	Proxy Access right for up to 20 person groups of stockholders owning 3% of our stock for 3 years to nominate up to 20% of our Board	✓	Average tenure of 4.5 years for our director nominees
✓	Right for stockholders of 10% or more of the Company's stock to call a special meeting

Proposal 2	Board Recommendation
Vote to amend the 2023 Omnibus Incentive Compensation Plan to increase authorized shares by 2,170,000	The Board recommends a vote FOR this Proposal See page 14

Proposal 3	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers	The Board recommends a vote FOR this Proposal See page 25
Executive Compensation Highlights
Our compensation programs continue to center on a pay for performance philosophy. Compensation actions in 2024 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders. As company performance lagged, compensation for our executive officers also significantly declined. Notably for 2024, our named executive officers did not receive any payout for long-term incentive awards and received only a 10% payout for short-term incentive awards. The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in 2024:

Element	Purpose	Metrics
Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer
Short-Term Incentive ("STI")	Performance-based, variable pay that delivers cash incentives when executives meet or exceed key financial and operating targets	• • •	65% Enterprise Operating Income 25% Enterprise Comparable Store Sales(1) 10% Individual Performance Metrics
Long-Term Incentive ("LTI")	Performance- and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial and operating targets and creating long-term shareholder value	50% Performance-based Restricted Stock Units ("PSUs")
25% Time-based Restricted Stock Units ("RSUs")
25% Nonqualified stock options
(1) Enterprise Comparable Stores Sales represents revenue generated by stores, branches and e-commerce in 2024 relative to the revenue generated by stores, branches and e-commerce in 2023, including locations open for 13 complete accounting periods and excluding sales to independently owned Carquest locations.

2024 Performance Plan Payouts

2024 Short-Term Incentive Plan Payout
	Threshold	Target	Maximum
Enterprise Operating Income	x			0%
Enterprise Comparable Store Sales	x			0%
Individual Performance Metrics				10%

2022-2024 Long-Term Incentive Plan Payout
	Threshold	Target	Maximum
Relative Total Shareholder Return	x			0%
For additional information about 2024 results achieved and corresponding plan payouts, please see the discussion beginning on page 26 in Compensation Discussion & Analysis ("CD&A").
Strong Compensation Governance

STOCKHOLDER FRIENDLY PRACTICES WE EMPLOY		STOCKHOLDER UNFRIENDLY PRACTICES WE AVOID
✓	Pay for Performance with rigorous objective financial and operational metrics that are closely tied to our success and delivery of stockholder value	✗	Dividends on unearned annual performance-based equity awards
✓	Incentive Compensation Clawback Policy	✗	Repricing or exchange of underwater stock options
✓	“Double Trigger” vesting	✗	Excise tax gross ups for Change in Control payments
✓	Robust Stock Ownership Guidelines	✗	Hedging
✓	Independence requirements for our Compensation Consultant	✗	Pledging unless certain stringent requirements are met
For a detailed discussion of our executive compensation program, including the correlation to our comprehensive strategic plan focused on creating long-term stockholder value, please see CD&A beginning on page 26.

Proposal 4	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025	The Board recommends a vote FOR this Proposal See page 52

Proposal 5	Board Recommendation
Vote on stockholder proposal regarding additional requirements for executives to retain significant stock	The Board recommends a vote AGAINST this Proposal See page 54

Table of Contents

Proposal No. 1 Election of Directors	1	Other Compensation and Pay Practices	32
Nominees for Election to Our Board	2	Compensation Governance	32
Corporate Governance	7	Compensation Committee Report	35
Overview	7	Compensation Program Risk Assessment	36
Board Composition and Refreshment	7	Additional Information Regarding Executive Compensation	37
Nominations for Directors	7	Summary Compensation Table	37
Board Independence and Structure	8	Grants of Plan-Based Awards in 2024	38
Board's Role in Risk Oversight	10	Outstanding Equity Awards at 2024 Fiscal Year End	39
Board Evaluation	10	Option Exercises and Stock Vested in 2024	39
Stockholder and Interested Party Communications with our Board	10	Non-Qualified Deferred Compensation for 2024	40
Code of Ethics and Business Conduct	11	Potential Payments Upon Termination of Employment or Change in Control	41
Code of Ethics for Finance Professionals	11	CEO Pay Ratio	43
Insider Trading Policy	11	Pay Versus Performance	43
Related Party Transactions	11	Information Concerning our Executive Officers	47
Succession Planning	12	Security Ownership of Certain Beneficial Owners and Management	49
Director Compensation	13	Stock Ownership Guidelines for Directors and Executive Officers	51
2024 Director Summary Compensation	13	Delinquent Section 16(a) Reports	52
Directors' Outstanding Equity Awards at 2024 Fiscal-Year End	14	Equity Compensation Plan Information	52
Proposal No. 2 Vote to Amend the 2023 Omnibus Incentive Compensation Plan to Increase Shares Available for Issuance Thereunder by 2,170,000	14	Proposal No. 4 Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2025	53
Proposal No. 3 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	25	Proposal No. 5 Stockholder Proposal Regarding Additional Requirements for Executives to Retain Significant Stock	55
Compensation Discussion and Analysis	26	Other Matters	57
Executive Summary	26
Components of Compensation	28

Note:  Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 26, 2025 (the "2024 Form 10-K").

v

Proposal No. 1
Election of Directors
At the 2025 annual meeting of stockholders (the "Annual Meeting"), you will vote to elect as directors the nine nominees listed below to serve until our 2026 annual meeting of stockholders or until their respective successors are elected and qualified. Our Board has nominated Carla J. Bailo, John F. Ferraro, Joan M. Hilson, Jeffrey J. Jones II, Eugene I. Lee, Jr., Shane M. O'Kelly, Thomas W. Seboldt, Gregory L. Smith, and A. Brent Windom for election as directors. All of the nominees are current members of our Board. As previously disclosed, Sherice R. Torres will not stand for re-election at the Annual meeting, but will serve out the remainder of her current Board term. In additional, Douglas A. Pertz, who is a current director on the Board, will not be standing for re-election at the Annual Meeting. He will serve out the remainder of his current Board term that expires at the Annual Meeting. The Board does not have any vacancies. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.
The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board
The following information is provided about our nominees for director effective as of the record date, March 17, 2025 (the "Record Date").
CARLA J. BAILO Independent
President and Chief Executive Officer, ECOS Consulting, LLC

Age: 64 Director Since: August 2020 Committee: Audit; Nominating and Corporate Governance Other Current Public Company Boards: SM Energy Company Vesuvius plc
Key Experience and Skills
With an accomplished career in the automotive industry, including several leadership roles in both corporate and academic settings, Ms. Bailo brings a unique and valuable point of view to our Board. She also has significant experience in the environmental sustainability space and brings a differentiated perspective on business sustainability matters to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Bailo is currently the President and Chief Executive Officer of ECOS Consulting, LLC, an energy efficiency solutions provider, a position she has held since 2014. Ms. Bailo also served as the President and Chief Executive Officer of The Center for Automotive Research, an independent, non-profit research organization that engages with leaders in the global automotive industry to support technology advancements and improve the competitiveness of the U.S. automotive industry, from October 2017 to September 2022. Previously, Ms. Bailo served as Assistant Vice President, Mobility Research and Business Development of The Ohio State University, a public research university, from 2015 to October 2017. Prior to 2015, Ms. Bailo held various leadership roles with Nissan Motor Co. Ltd., a multinational automobile manufacturer, and began her career with General Motors Company, a multinational vehicle and financial services corporation. Ms. Bailo has served on the board of directors for SM Energy Company, a company engaged in hydrocarbon exploration, since October 2018, and on the board of directors for Vesuvius plc, an international ceramics company, since February 2023.

JOHN F. FERRARO Independent
Former Global Chief Operating Officer, Ernst & Young

Age: 69 Director Since: February 2015 Committee: Audit (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.
Key Experience and Skills
Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Mr. Ferraro served as our independent Lead Director from November 2015 to May 2016. Mr. Ferraro founded RP Intellectual Partners LLC, a successor to a part of Alpha Alpha Intellectual Partners LLC, in November 2022. He also served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry from February 2019 to July 2019. He served as Global Chief Operating Officer ("COO") of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

JOAN M. HILSON Independent
Chief Operating & Financial Officer, Signet Jewelers Ltd.

Age: 65 Director Since: March 2022 Committees: Audit Finance (Chair) Other Current Public Company Boards: None
Key Experience and Skills
Ms. Hilson brings more than 35 years of finance experience and deep specialty retail experience to our Board. In her role at Signet Jewelers, she has been integral to leading transformation on a strategy intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share, which brings valuable perspective to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Hilson has served as Chief Operating & Financial Officer of Signet Jewelers, Ltd., the world's largest retailer of diamond jewelry, since October 2024, and previously served as Chief Financial & Strategy Officer from March 2021 to October 2024. She has held the position of Chief Financial Officer at Signet since April 2019. Prior to joining Signet, Ms. Hilson served as Chief Financial Officer of David’s Bridal Inc., a large specialty clothing retailer from 2014 to 2019; Executive Vice President and Chief Financial Officer and other executive financial leadership roles at American Eagle Outfitters, Inc., a lifestyle, clothing and accessories retailer from 2005 to 2012; and in several financial reporting, financial planning and merchandise planning positions at Limited Brands, Inc., a specialty retailer, including as Executive Vice President and Chief Financial Officer for Victoria’s Secret Stores division. Ms. Hilson served as the Controller of Sterling Jewelers (now Signet Jewelers) from 1985 to 1992. She began her career as an auditor at Coopers & Lybrand LLP, one of the oldest professional financial and consulting services firms in the United States (which subsequently merged with PricewaterhouseCoopers).

JEFFREY J. JONES II Independent
President and Chief Executive Officer, H&R Block, Inc.

Age: 57 Director Since: February 2019 Committees: Compensation (Chair); Nominating and Corporate Governance Other Current Public Company Boards: H&R Block, Inc.
Key Experience and Skills
Mr. Jones brings to the Board over 30 years of executive management, innovative leadership and operational excellence experience while holding key roles with top companies in the retail, consumer products, agency and technology industries. He has served as President and Chief Executive Officer of a leading tax, small business and financial services company since 2017, where he has had substantial experience with launching initiatives to drive traffic, brand affinity and loyalty. Additionally, his position as a director of another public company also enables him to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Jones is currently President and Chief Executive Officer of H&R Block, Inc., a global consumer tax, small business and financial services company, a position he has held since October 2017. Prior to October 2017, Mr. Jones served as H&R Block’s President and Chief Executive Officer-Designate beginning in August 2017. Previously, Mr. Jones served as President, Ride Sharing at Uber Technologies Inc., an on-demand car service company, from September 2016 until March 2017 and Executive Vice President and Chief Marketing Officer at Target Corporation, a retail sales company, from April 2012 to September 2016. Prior to his time at Target Corporation, Mr. Jones held various executive and leadership roles related to sales, agency and marketing with iconic brands such as The Coca-Cola Company and The Gap, Inc. He has served as a director of H&R Block, Inc. since 2017.

EUGENE I. LEE, JR. Independent (Chair of the Board)
Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.

Age: 63 Director Since: November 2015 Committee: None Other Current Public Company Boards: None
Key Experience and Skills
Mr. Lee’s prior experience as the Chief Executive Officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management. His long tenured service on the boards of directors of RARE Hospitality International, Inc. and Darden Restaurants, Inc., as well as his temporary service as Interim Executive Chair of the Advance Auto Parts Board, have deepened his governance expertise and board leadership experience.

Professional Experience
Mr. Lee served as the President and Chief Executive Officer of Darden Restaurants, Inc. (“Darden”), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar’s Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, from February 2015 through May 2022. Previously, Mr. Lee served as Darden’s President and Interim Chief Executive Officer from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee served as a member of the Darden Board of Directors from February 2015 through September 2023, including as Chairman from January 2021 through September 2023.

SHANE M. O'KELLY
President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 56 Director Since: September 2023 Committee: None Other Current Public Company Boards: None
Key Experience and Skills
Mr. O'Kelly has served as our President and Chief Executive Officer and a member of our Board since 2023. Previously, Mr. O'Kelly was the Chief Executive Officer of HD Supply, Inc. ("HD Supply") where he improved operational execution, oversaw the transition of a distribution center network and delivered record sales and profit numbers. Mr. O'Kelly brings to the Board significant experience and leadership in the areas of general management, retail operations and strategic planning.

Professional Experience
Mr. O’Kelly joined Advance Auto Parts as President and Chief Executive Officer in September 2023. Prior to joining Advance, Mr. O’Kelly served as the Chief Executive Officer of HD Supply, a national distributor and provider of maintenance, repair and operations (“MRO”) products and a wholly-owned subsidiary of The Home Depot, Inc. (the “Home Depot”), a leading home improvement retailer, from December 2020 to September 2023. From March 2018 through December 2020, Mr. O’Kelly served as Chief Executive Officer of Interline Brands, Inc., a leading national distributor and marketer of MRO products that was merged into Home Depot in December 2020. He previously served as Chief Executive Officer of PetroChoice Holdings, Inc., a leading national lubricant distributor, from June 2011 to March 2018, and as Chief Executive Officer of AH Harris & Sons, Inc., a specialty construction supply distributor, from January 2008 to June 2011. Mr. O’Kelly formerly served as a Captain in the U.S. Army.

THOMAS W. SEBOLDT Independent
President, Seboldt Consulting Services LLC

Age: 58 Director Since: March 2024 Committee: Nominating and Corporate Governance Other Current Public Company Boards: None
Key Experience and Skills
Mr. Seboldt has over three decades of service in the automotive industry. In particular, his deep experience in merchandising at O'Reilly Automotive, Inc. brings key experience in a focus area for the Company. He has also served in leadership roles on several prominent industry associations, which provides the Board with valuable insights on matters of particular importance in the aftermarket automotive industry.

Professional Experience
Mr. Seboldt is a seasoned executive in the automotive retail industry with over three decades of industry experience. Mr. Seboldt has been the President of Seboldt Consulting Services LLC, an automotive industry consulting firm, since January 2019. Previously, Mr. Seboldt spent the vast majority of his career with O’Reilly Automotive, Inc., an American auto parts retailer, from 1987 until November 2018, where he held several titles of increasing responsibility, including Vice President, Merchandising. Mr. Seboldt has also served on the board of prominent industry associations including the California Automotive Wholesalers’ Association (“CAWA”) and the Auto Care Association. During his tenure on the CAWA Board, Mr. Seboldt has served in a variety of positions, including President, Vice President, Executive Committee member and Treasurer.

GREGORY L. SMITH Independent
Executive Vice President Enterprise Operations, Medtronic plc

Age: 61 Director Since: March 2024 Committee: Audit Finance Other Current Public Company Boards: None
Key Experience and Skills
Mr. Smith brings deep expertise in supply chain to the Board, providing valuable insights in a key area of focus for the Company. His executive experience in multinational retail organizations, including organizations that serve both consumers and other businesses, brings valuable perspective to the Board.

Professional Experience
Mr. Smith is a proven supply chain expert with nearly 40 years of experience across a variety of industries. Mr. Smith currently serves as Executive Vice President Enterprise Operations of Medtronic plc, a leading global healthcare technology company. Prior to joining Medtronic in 2021, Mr. Smith was Executive Vice President, Supply Chain of Walmart Inc., a multinational omni-channel retail corporation, from 2017 to 2021 and Senior Vice President, Global Operations of The Goodyear Tire and Rubber Company, a multinational tire manufacturer, from 2011 to 2016. Earlier in his career, Mr. Smith spent a decade with Conagra Foods, Inc., a consumer packaged goods company, where he served in several leadership positions, including Executive Vice President, Supply Chain. He previously held roles with United Signature Foods LLC and Aurora Foods Inc.

A. BRENT WINDOM Independent
President, Windom Consulting LLC

Age: 64 Director Since: March 2024 Committee: Compensation Finance Other Current Public Company Boards: None
Key Experience and Skills
Mr. Windom's deep automotive industry experience, including service as chief executive officer at multiple organizations, provides the Board with valuable insights. Mr. Windom's expertise in operations, particularly in the automotive aftermarket, provide highly relevant subject matter expertise. He also brings experience in Canadian operations to the Board.

Professional Experience
Mr. Windom is an experienced automotive industry executive, having spent nearly four decades working in roles across the sector. Most recently, Mr. Windom has served as the President of Windom Consulting LLC, an executive consulting services business, since July 2021. From May 2019 to June 2021, Mr. Windom served as President and Chief Executive Officer of Uni-Select Inc., a leading automotive refinish, industrial coatings and automotive aftermarket parts distributor. Previously, Mr. Windom was President and COO of Canadian Automotive Group, Uni-Select’s Canadian business, from July 2017 to May 2019. Mr. Windom also served as president and Chief Executive Officer of Auto Plus | Pep Boys, a major U.S.-based distributor of automotive aftermarket parts and an aftermarket retailer, from February 2016 until July 2017, which was formed following Icahn Enterprises L.P.’s acquisition of Uni-Select USA, Inc. and Beck/Arnley Worldparts, Inc. Prior to joining IEH Auto Parts, Mr. Windom spent 10 years with Uni-Select, where he held positions of increasing responsibility including President and Chief Operating Officer, Uni-Select USA.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD NOMINEES.

Corporate Governance
Overview
We believe that our strong corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“associates”) and are available on our website at ir.advanceautoparts.com under "Governance." Each standing committee of the Board has a charter, available at ir.advanceautoparts.com under "Governance," that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as risk oversight, stockholder and interested party communications with the Board, transactions with related persons, insider trading, executive officer succession planning and other matters. For additional information about corporate governance highlights, please see "Proxy Summary - Corporate Governance Highlights."

Board Composition and Refreshment
Our directors possess a breadth of skills and depth of experience relevant to being able to provide effective oversight for the execution of the Company's agenda and creation of long-term value. For additional information about the skills, experiences and characteristics of our Board, please see "Proxy Summary - Director Skills."
We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer serving directors, who have contributed to our strategy over time and have deep understanding of our operations. We continually assess the composition of the Board to ensure continued alignment with the strategic direction of the Company.

4 new directors have joined our Board in the past 3 years	4.5 years average tenure of our director nominees
Nominations for Directors
Identifying Director Candidates
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, diversity and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

Stockholder Recommendations for Director Candidates, Proxy Access and Universal Proxy Rules
The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws. Our by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws also are available on our website at ir.advanceautoparts.com under "Governance."
Additionally, our by-laws provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) 20 percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us neither later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.
As specified in our by-laws, if a stockholder intends to comply with the SEC's universal proxy rules and to solicit proxies in support of director nominees other than the Company's nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year's annual meeting.
Board Independence and Structure
Independence
Our Board reviews each director's independence at least annually with the assistance of the Nominating and Corporate Governance Committee and has determined that each of our directors other than Mr. O'Kelly is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) because each of these individuals:
(1)    has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and
(2)    satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.
The Board determined that Mr. O'Kelly is not independent because he is employed as our President and Chief Executive Officer.
In the independence determination, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.
Leadership Structure
Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our Guidelines on Significant Governance Issues provide for the selection of an independent Lead Director. Mr. Lee currently serves as the independent Chair of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also not adopted a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change.
The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every director's viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors. Where an independent Lead Director exists, he or she also has the responsibility to act as principal liaison among the Chair, the Chief Executive Officer and the full Board.
Committees and Meetings
Our Board met ten times during 2024 and received periodic written updates from management throughout the year. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served during his or her tenure. Our Guidelines on Significant Governance Issues provide that our directors should attend annual meetings of stockholders, and all of our current directors who were serving at the time attended our 2024 annual meeting of stockholders and were available for questions from our stockholders. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief Executive Officer, is not present. During 2024, these meetings were presided over by Mr. Lee, our independent Chair of the Board.
We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which consists of entirely of independent directors in accordance with the listing standards of the NYSE and whose members satisfy the applicable board committee qualification requirements of the NYSE and SEC, as well as a Finance Committee, which also consists entirely of independent directors. The following table sets forth the names of each current committee member, the number of times each committee met in 2024 and the primary responsibilities of each committee.
Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at ir.advanceautoparts.com under "Governance."

AUDIT COMMITTEE

Members:	Primary Responsibilities
John F. Ferraro (Chair) Carla J. Bailo Joan M. Hilson Gregory L. Smith Meetings in 2024: 12	•	monitors the integrity of our financial statements, reporting processes, internal controls and legal and regulatory compliance;
	•	appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
	•	pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
	•	monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
	•	reviews, discusses with management and oversees the Company's information technology, cybersecurity risk and privacy exposures; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management and oversees our internal audit function.

COMPENSATION COMMITTEE

Members:	Primary Responsibilities
Jeffrey J. Jones II (Chair) Douglas A. Pertz Sherice R. Torres A. Brent Windom Meetings in 2024: 6	•	reviews and approves our executive compensation philosophy;
	•	annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates CEO performance in light of these goals;
	•	determines and approves the compensation of our executive officers;
•
oversees our incentive and equity based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

	•	oversees development and implementation of succession plans for executives (other than the CEO), including identifying successors and reporting annually to the Board;
	•	oversees the Company’s executive compensation recovery (“clawback”) policy; and
	•	recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.
NOMINATING and CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Responsibilities
Douglas A. Pertz (Chair) Carla J. Bailo Jeffrey J. Jones II Thomas W. Seboldt Meetings in 2024: 6	•	assists the Board in identifying, evaluating and recommending candidates for election to the Board;
	•	establishes procedures and provides oversight for evaluating the Board and management;
	•	oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
	•	develops, recommends and reassesses our corporate governance guidelines;
	•	reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
	•	reviews the development and communication of our business sustainability programs;
	•	evaluates the size, structure and composition of the Board and its committees; and
	•	establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.
FINANCE COMMITTEE

Members:	Primary Responsibilities
Joan M. Hilson (Chair) Gregory L. Smith Sherice R. Torres A. Brent Windom Meetings in 2024: 4	•	reviews and makes recommendations to the Board regarding the Company's financial policies, practices and strategies;
	•	reviews any significant changes to the Company's capital structure and financing arrangements;
	•	reviews the financial aspects of any proposed acquisition or divestiture;
	•	reviews and provides input to management in connection with development of the Company's financial plan; and
	•	reviews major banking relationships and lines of credit.

Board’s Role in Risk Oversight
One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business, and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. As further described below, the Board, directly and through its committees, regularly engages in risk dialogue with management.
Our management retains primary responsibility for identifying risks and risk controls related to significant business activities and mapping those risks to our long-term strategy. On an annual basis, our management executes a comprehensive risk identification and analysis process and reports and discusses its findings with the Board. In addition to the comprehensive annual review, management provides regular updates to the Audit Committee, or as appropriate, the full Board, on risk exposure and mitigation efforts, as well as discusses any recommendations with respect to risk management.
Each committee of the Board is responsible for oversight of areas of risk related to its delegated responsibilities as follows, and each of the committees regularly reports on its discussions and activities to the Board:
•Audit Committee: financial reporting; independent audit; enterprise risk management process and assessment; Internal Audit; internal controls and compliance (including ethics hotline reporting); cybersecurity and data privacy
•Compensation Committee: compensation programs, policies and practices, including with respect to confirmation that they do not encourage unnecessary or excessive risk taking and the relationship between them and the relationship among our risk management policies and practices
•Nominating and Corporate Governance Committee: corporate governance; director candidate selection; Board and CEO succession; Board evaluation; corporate sustainability; related party transactions and potential conflicts of interest; insider trading; and political and charitable contributions
•Finance Committee: financial risk assessment and management; capital strategies and policies; insurance programs

Board Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board The Board is responsible for annually conducting an evaluation of the Board and individual directors.	Role of the Board’s Committees The Nominating and Corporate Governance Committee coordinates each Committee's annual evaluation of its performance and reporting of the results to the Board.

2024 Evaluation Process
The evaluation process included live interviews with each director conducted by an independent third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee. The results of the assessment were then reported to and discussed by the full Board.

Topics Addressed in 2024
Topics addressed in the evaluation process included, among others: the role and functioning of the Board and Board committees; Board oversight of and interaction with management, including recent management transitions; Board composition and refreshment; interpersonal dynamics of the Board and committees; qualifications of directors; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board
Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Chair of the Board, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Chair of the Board, c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: General Counsel. The general counsel will not open a communication that is conspicuously marked "Confidential" and is addressed to one or more of our independent directors, our non-management directors as a group or our Chair of the Board and will forward each such communication to the appropriate individual director or group of directors. Such communications will not be disclosed to the non-independent members of our Board or management unless so instructed by the independent or non-management directors.

Code of Ethics and Business Conduct
We expect all of our associates, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. Our Code of Ethics and Business Conduct includes provisions with respect to the human rights standards for our company and those with whom we do business. Our associates, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our associates and our officers are expected to participate in training on our Code of Ethics and Business Conduct on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Code of Ethics for Finance Professionals
We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing. Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct. A complete copy of the Code of Ethics for Finance Professionals is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics for Finance Professionals granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Insider Trading Policy
Also related to our commitment to, and expectations for, honest and ethical business conduct and compliance with applicable laws, rules and regulations, we have adopted an Insider Trading Policy that governs purchases, sales and other dispositions of our securities, as well as the disclosure of material, nonpublic information about our Company, by our directors, officers and associates that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended 2024.

Related Party Transactions
Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest. Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to approve the transaction. In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director. The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.
In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or the Nominating and Corporate Governance Committee) any interest that he or she has in any contract or transaction that is being considered by the Board for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires identification of Related Persons as defined by the Company's Related Persons Policy and requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The questionnaire is prepared and distributed by our general counsel’s office, and each director and executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations; there were no such transactions during 2024.

Succession Planning
In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee. The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the Chief Executive Officer and to report at least annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the Chief Executive Officer, and identifying the Chief Executive Officer's successor. The Compensation Committee is charged with overseeing non-CEO succession planning. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position.

Director Compensation
Under our director compensation program, each non-management director receives annual compensation consisting of a combination of cash and equity based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $100,000 and additional applicable retainers or fees as set forth in the following paragraph.
Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $25,000, the Compensation Committee Chair receives $20,000, the Nominating and Corporate Governance Chair receives $17,500 and the Finance Committee Chair receives $17,500. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $200,000 annual retainer.
Each non-management director may elect to defer or receive all or a portion of his or her retainer amounts in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their service with the Company ends, whichever is sooner.
In addition, each non-management director receives equity compensation valued at $165,000 per year as of the date of grant. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service with the Company ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before one year from the date of grant. On June 4, 2024, each non-management director serving at the time received 2,530 DSUs valued at $165,000 on the date of grant, except for Messrs. Seboldt, Smith and Windom, who received 2,952 DSUs, reflective of their annual equity retainer for the upcoming term and their prorated retainers for the 2023 - 2024 Board term.

2024 Director Summary Compensation
Information provided in the following table reflects the compensation delivered to our non-management directors for 2024:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
Carla J. Bailo	$100,000	$165,000	$265,000
John F. Ferraro	125,000	165,000	290,000
Joan M. Hilson	117,500	165,000	282,500
Jeffrey J. Jones II	120,000	165,000	285,000
Eugene I. Lee, Jr.	300,000	165,000	465,000
Douglas A. Pertz	117,500	165,000	282,500
Thomas W. Seboldt	116,667	192,500	309,167
Gregory L. Smith	116,667	192,500	309,167
Sherice R. Torres	100,000	165,000	265,000
Arthur L. Valdez Jr.	—	—	—
A. Brent Windom	116,667	192,500	309,167

(a)Includes earned or deferred board and chair retainers for 2024. Each of Messrs. Seboldt, Smith and Windom were appointed to the Board in March 2024, and their compensation reflects pro-rated compensation for the 2023 - 2024 Board term and compensation for the 2024 - 2025 Board term. Mr. Valdez's Board service ceased in May 2024 at the end of the 2023 - 2024 Board term, and he received no compensation for the 2024 - 2025 Board term.
(b)Represents the grant date fair value of DSUs granted during 2024 for the annual equity retainers. The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of these awards, refer to Note 16 of the Company’s consolidated financial statements in the 2024 Form 10-K filed with the SEC on February 26, 2025.

Directors’ Outstanding Equity Awards at 2024 Fiscal-Year End
The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non-management directors who served during fiscal 2024.

Name	Outstanding Deferred Stock Units (#)
Carla J. Bailo	7,715
John F. Ferraro	20,205
Joan M. Hilson	6,147
Jeffrey J. Jones II	11,073
Eugene I. Lee, Jr	72,121
Douglas A. Pertz	12,532
Thomas W. Seboldt	2,984
Gregory L. Smith	2,984
Sherice R. Torres	6,487
A. Brent Windom	2,984

Proposal No. 2
Vote to Approve Amendment to the 2023 Omnibus Incentive Compensation Plan to Increase Authorized Shares by 2,170,000

Overview

We are asking our stockholders to approve a proposal to amend the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”). The sole purpose of the amendment is to increase shares authorized for issuance under the Plan by 2,170,000 shares. The Board of Directors adopted the Plan on February 22, 2023 and approved the amendment to the Plan on February 12, 2025, subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the amendment to the Plan will become effective as of the date of the stockholder approval. If the amendment is not approved by the stockholders, the Plan will continue to operate in accordance with its current terms.

Incentive compensation programs play a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success and to align the interests of executives, employees and other service providers with those of our stockholders. The Plan is a key pay-for-performance component of the Company’s compensation program and the Company’s primary vehicle for granting equity-based compensation to its employees. For that reason, the Company has structured the Plan to provide flexibility in designing equity and cash incentive programs for purposes of attracting and retaining the services of key individuals. The Plan will continue to provide the Company with the needed flexibility to implement competitive incentive compensation programs for its key employees and non-employee Board members. See “Compensation Discussion and Analysis.” If this proposal is not approved, we will only grant awards under the Plan until the current shares available for issuance thereunder are exhausted. We would accordingly be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.

To date, there have been 238,582 shares of our common stock issued under the Plan (including 2,388,582 shares of our common stock subject to unvested awards) and there are 436,237 shares remaining available for issuance (without giving effect to the proposed amendment).

The adoption of the amendment to the Plan is being submitted for stockholder approval in order for us to comply with the stockholder approval requirements of the New York Stock Exchange and the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The full text of the Plan is attached to this proxy statement as Appendix A, and a copy of the amendment to the Plan is attached to this proxy statement as Appendix B. The summary of the Plan set forth below also assumes the approval of the amendment to the Plan. Other than the changes proposed to the number of shares authorized for issuance to be made by the amendment described above, no other terms or conditions of the Plan will change pursuant to the amendment. The following description is not complete and is qualified in its entirety by reference to the appendices.

Determination of Number of Shares

When deciding on the number of shares to be available for awards under the Plan, the Board of Directors considered a number of factors, including the projected future equity needs based on past grant practices, a dilution analysis, compensation consultant advice, competitive data from relevant peer companies, the current and future accounting expenses associated with our equity award practices, and input from a major stockholder advisory group.

Dilution Analysis

The table below presents information about the number of shares that were subject to outstanding equity awards and the shares remaining available for issuance under the Plan as of March 17, 2025, and the number of shares authorized for issuance under the proposed amendment to Plan.

As of March 17, 2025 (unless otherwise noted)
Stock options outstanding under the Plan	503,236
Weighted-average exercise price of outstanding stock options	$104.61
Weighted-average remaining term of outstanding stock options (years)	8.1
Total full-value awards (restricted stock/units granted) outstanding under the Plan (1)	1,885,346
Remaining shares available for grant under the Plan	436,237
Basic common shares outstanding as of the record date	59,833,137

(1) Reflects full value shares outstanding under the Plan, assuming target performance for performance-based equity awards.

Based on the 59,833,137 shares of common stock outstanding as of March 17, 2025, the aggregate total of 2,388,582 shares issuable pursuant to outstanding awards and 436,237 shares available for future grant under the Plan represents a potential dilution (often referred to as “overhang”) of approximately 4.5%. If this proposal to adopt the amendment to the Plan is approved, the additional 2,170,000 shares available for issuance thereunder would increase the overhang to approximately 7.8%. The Company calculates “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

The Board believes that the additional 2,170,000 shares of common stock under the amendment to the Plan represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards in furtherance of our performance-based compensation practices, the Company’s objectives and the goals of our equity compensation program.

Burn Rate

In connection with the Company’s equity incentive programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award “burn rate” each year. Our historic three-year average gross burn rate, representing annual equity awards granted (or earned in the case of performance-based awards) as a percentage of total shares outstanding, is 1.37%.

Element	2024	2023	2022	Three-Year Average
Stock Options granted	203,000	316,000	114,000	211,000
Restricted/Deferred Stock Units granted	600,000	701,000	218,000	506,333
Performance Stock Units earned (1)	1,000	112,000	78,000	63,667
Market-Based Stock Units earned (1)	50,000	30,000	22,000	34,000
Total Stock Options and Full Value Awards granted or earned	854,000	1,159,000	432,000	815,000
Weighted Average Basic Number of Shares of Common Stock Outstanding	59,647,000	59,432,000	60,351,000	59,810,000
Burn Rate (Stock Options and Restricted Stock Units granted and Performance/Marked-based Stock Units earned)	1.43%	1.95%	0.72%	1.37%

(1) With respect to performance-based and marked-based stock unit awards, we calculate the share usage rate based on the applicable number of shares earned each year. The performance-based restricted stock units earned during the foregoing three-year period were as follows: 0 shares in 2024, 22,000 shares in 2023 and 0 shares in 2022. The marked-based restricted stock units earned during the foregoing three-year period were as follows: 149,000 shares in 2024, 73,000 shares in 2023 and 57,000 shares in 2022.

The burn rate means that we used a three-year average of less than 1.37% of the weighted average shares outstanding for stock options and restricted stock units granted and performance-based and market-based stock units earned over the past three years under the Plan and its predecessor plan.

We expect the aggregate share reserve under the proposed amendment to the Plan to provide us with enough shares for awards for approximately three years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the proposed amendment to the Plan could last for a shorter or longer time.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, our Board of Directors has determined that the size of the share reserve under the amendment to the Plan is reasonable and appropriate at this time.

Highlights of the Plan

The proposed amendment to the Plan does not change any other terms of the Plan. As previously disclosed, the Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the stockholders’ interests, as described below.
•No evergreen authorization. The Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further stockholder approval.

•No liberal share recycling provisions. The Plan prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements on any awards. The Plan also prohibits “net share counting” upon the exercise of stock options or SARs and prohibits the re-use of shares purchased on the open market with the proceeds of option exercises.

•Per participant limits. The Plan contains annual limits on the amount of awards that may be granted to participants.

•Director limits. Under the maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $750,000 in total value.

•Minimum vesting requirements. The Plan includes minimum vesting requirements. Equity-based awards generally cannot vest earlier than one year after grant. Certain limited exceptions are permitted.

•Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR), is ten years.

•No repricing or grant of discounted stock options or SARs. The Plan does not permit the repricing of options or SARs either by amending an existing award, substituting a new award at a lower price or cancelling an outstanding award with a base price above the current stock price in exchange for cash or other securities. The Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of the common stock on the date of grant (except as otherwise determined by the Committee with respect to substitute awards as described below).

•No single-trigger acceleration. Under the Plan, we do not automatically accelerate vesting of awards in connection with a change of control on the company.

•No liberal change of control definition. The Plan defines change of control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

•Dividends. We do not pay dividends or dividend equivalents on stock options or SARs. We also do not pay dividends or dividend equivalents on unearned stock units or other stock-based awards, except to the extent the award actually becomes vested.

•Clawback. Awards granted under the Plan and the right to receive shares or cash payments with respect to awards are subject to rescission, cancellation or recoupment under any clawback, recoupment or similar policy.

•Administered by an independent committee. The Plan is administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors. The Committee may delegate certain of its duties and authority to a subcommittee or officer, as described in more detail below.

•No Change in Control/280G Tax Gross-Ups. The Plan does not provide for any excise tax gross-up payments or "parachute payments," and as a general business matter, the Company does not provide for such gross-ups in other arrangements.

Summary of Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan

The principal terms and provisions of the Plan, as amended by the proposed amendment, are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan attached as Appendix A to this Proxy Statement.

Purpose

The Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Type of Awards

The Plan provides for the issuance of stock options (including non-statutory stock options and incentive stock option), SARs, stock awards, stock units, other stock-based awards and cash awards to employees, non-employee directors, independent contractors and consultants of the Company or its subsidiaries.

Administration

The Plan is administered by the Compensation Committee of our Board, and the Compensation Committee will determine all of the terms and conditions applicable to grants under the Plan. Our Compensation Committee will also determine who will receive grants under the Plan and the number of shares of common stock that will be subject to grants. Our Compensation Committee may delegate authority under the Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and stock exchange requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to one or more officers, as it deems appropriate, with respect to grants to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The term “Committee” in this description of the Plan will refer to the Committee, our Board, any subcommittee or any delegated officer, as applicable, that has authority with respect to a specific grant.

Shares Subject to the Plan

Subject to adjustment, as of the Restatement Date, presuming the adoption of the proposal by stockholders, our Plan will authorize the issuance or transfer of up to 2,606,237 shares of our common stock, less one share for every one share subject to an award granted under the Plan after March 17, 2025 and prior to the Restatement Date. The 2,606,237 shares reflects 436,237 shares that remained available for grant under the Plan as of March 17, 2025, plus 2,170,000 newly authorized shares.

The shares of the Company’s common stock issuable under the Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that the Company acquires, including shares purchased on the open market.

If any options or SARs expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares of our common stock subject to such awards will again be available for purposes of the Plan. Shares of our common stock may be withheld in payment of the exercise price of an option. If shares of our common stock are surrendered in payment of the exercise price of an option, the number of shares of common stock available for issuance under the Plan will be reduced by the gross number of shares as to which such option is exercised. Upon the exercise of any SAR under the Plan, the number of shares of our common stock available for issuance will be reduced by the gross number of shares as to which such SAR is exercised.

If shares of our common stock are withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any grant or the issuance of our common stock under the Plan, the number of shares of common stock available for issuance will be reduced by the gross number of shares issued, vested or exercised under such grant, calculated in each instance after payment of such share withholding. If any awards are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such awards will also be available for future awards. If we repurchase shares of our common stock on the open market with the proceeds from the exercise price we receive from options, then the repurchased shares will not be available for issuance under the Plan.

The Committee may make grants in assumption of, or in substitution for, outstanding grants previously made by an entity acquired by the Company or with which the Company combines (referred to as substitute awards). Such substitute awards will not reduce the shares authorized for issuance under the Plan (but will count against the aggregate number of incentive stock options available for awards, as described below). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the Plan, which will not reduce (or be added back to) the shares authorized for issuance under the Plan.

Individual Limits

The maximum number of shares of our common stock that may be subject to options or SARs (or any combination) granted to any participant in any one calendar year shall be 750,000 shares. For grants made during the first calendar year that a participant commences employment with the Company or our affiliates, the limit is multiplied by two. Grants that are canceled in a calendar year continue to be counted toward this limitation for the applicable calendar year.

The maximum aggregate grant date fair value (as determined for financial accounting purposes) of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, other than with respect to an independent Board chair, shall not exceed $750,000 in total value.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Committee will make adjustments as it deems appropriate in the maximum number of shares of common stock reserved for issuance under the Plan; the maximum number and kind of shares that may be issued pursuant to incentive stock options granted under the Plan; the maximum number of shares of common stock that may be subject to stock options or SARs granted to any one participant in any year; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of SARs; and the performance goals or other terms and conditions as the Committee deems appropriate. In addition, the Committee is authorized to make adjustments to the terms and conditions of grants in connection with unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations or accounting principles.
Eligibility and Vesting

All of our employees and our subsidiaries’ employees are eligible to receive grants under the Plan. In addition, our non-employee directors and key advisors who perform services for us and our subsidiaries may receive grants under the Plan. The Committee determines the vesting and exercisability terms of awards granted under the Plan.

Options

Under our Plan, the Committee may grant options to purchase shares of our common stock to eligible participants in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to eligible employees. Anyone eligible to participate in the Plan may receive a grant of non-qualified stock options. The exercise price of an option granted under the Plan will be determined by the Committee but cannot be less than the fair market value of a share of our common stock on the date the option is granted, except as otherwise determined by the Committee with respect to substitute awards. If an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the Plan pursuant to incentive stock options under Section 422 of the Code may not exceed the number of shares of common stock reserved for issuance under the Plan as of the effective date of the Plan (subject to adjustment as described above).

The exercise price for any option is generally payable in cash or check. In certain circumstances as permitted by the Committee, the exercise price may be paid by the surrender of shares of our common stock with an aggregate fair market value, on the date the option is exercised, equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the Committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder of the total combined voting power of all class of our stock, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The Committee will determine in the grant instrument under what circumstances and during what periods a participant may exercise an option after termination of employment.

Stock Awards

Under the Plan, the Committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Committee may determine, including, but not limited to, restrictions based on the achievement of performance goals. Unless otherwise determined by the Committee, a participant will have the right to vote and the right to receive dividends or other distributions paid on the shares, subject to any restrictions, including the achievement of performance goals, that the Committee may determine. Dividends with respect to stock awards shall vest if and to the extent that the underlying stock award vests, as determined by the Committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Units

Under the Plan, the Committee may grant stock units to anyone eligible to participate in the Plan. Stock units represent hypothetical shares of our common stock. Stock units become payable on terms and conditions determined by the Committee, including specified performance goals, and will be payable in cash, shares of common stock, or a combination thereof, as determined by the Committee. All unvested stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the Committee determines otherwise.

Stock Appreciation Rights

Under the Plan, the Committee may grant SARs, which may be granted separately or in tandem with any option. SARs granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. SARs granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related SARs will terminate, and upon the exercise of a SAR, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, SARs may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the SAR. The appreciation of a SAR will be paid in shares of our common stock, cash or both.

The term of a SAR cannot exceed ten years from the date of grant. In the event that on the last day of the term of a SAR, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the SAR will be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

Other Stock-Based Awards

Under the Plan, the Committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the Plan. The Committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two, as determined by the Committee.

Cash Awards

Under the Plan, the Committee may grant cash awards to anyone eligible to participate in the Plan. The cash awards may be based on measures determined as the Committee deems appropriate and such measures need not relate to the value of our common stock. The Committee will determine the terms and conditions of such awards.

Dividend Equivalents

Under the Plan, the Committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. Dividend equivalents may be accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The Committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Any dividends or dividend equivalents granted in connection with stock units or other stock-based awards shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid.

Minimum Vesting Requirements
While the Committee generally may set the terms and conditions of awards, the Plan requires that equity-based awards (other than substitute awards) may not vest earlier than the first anniversary of the date the award is granted. For purposes of awards to non-employee directors, awards shall be deemed to satisfy the minimum vesting requirement if such awards are granted on the date of the Company's annual meeting of stockholders and vest on the date of the Company's annual meeting of stockholders immediately following the date of grant. Also, the Committee may grant equity-based awards without regard to the minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the Plan. In addition, the minimum vesting requirement may not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, as permitted by applicable regulations.

Prohibition on Repricing

Under the terms of the Plan, the Committee may not (i) amend the terms of any outstanding stock options or SARs to reduce the exercise price or base price, as applicable; (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs; or (iii) cancel outstanding stock options or SARs with an exercise price or base price, as applicable, above the current stock price in exchange for cash or other securities, except in connection with a corporate transaction involving the Company, without in each such instance obtaining the approval of our stockholders.

Change of Control

If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding grants that are not exercised, unvested or paid at the time of the change of control will be continued by, assumed by, or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms by the surviving corporation (or a parent or subsidiary of the surviving corporation).

Unless the Committee provides otherwise, if a participant’s employment is terminated without cause upon or within 12 months following a change of control, the participant’s outstanding grants become fully vested as of the date of such termination. For grants that become vested based, in whole or in part, on performance, the applicable grant instrument will specify how to calculate the portion of such grant that becomes vested.

If there is a change of control and all outstanding grants are not continued by, assumed by or replaced with grants that have comparable terms by the surviving corporation, then the Committee may (but is not obligated to) adjust the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•determine that outstanding options and SARs will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units, other stock-based awards, cash awards and dividend equivalents immediately lapse;

•pay participants, in an amount and form determined by the Committee, in settlement of outstanding stock units, other stock-based awards, cash awards or dividend equivalents;

•require that participants surrender their outstanding stock options and SARs in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or SAR base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or SAR; or

•after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any unexercised stock options and SARs on the date determined by the Committee.

In general terms, a change of control under the Plan occurs if:

•a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•we sell or dispose of all or substantially all of our assets;

•we consummate a complete liquidation or dissolution; or

•a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Valuation

The fair market value per share of our common stock on any relevant date under the Plan will be deemed to be equal to the closing sale price per share during regular hours trading on the relevant date on the New York Stock Exchange (or any other national securities exchange on which the common stock is at the time primarily traded). If there is no closing selling price for the common stock on the date in question, then the fair market value shall be the last reported sale price during regular trading hours on the last preceding date for which a sale was reported. On March 17, 2025, the fair market value per share of the Company’s common stock determined on such basis was $37.83.

Withholding

All grants under the Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant. We may also take any other actions the Committee deems advisable to enable us to satisfy our withholding tax and other tax obligations with respect to any grant made under the Plan.

The Committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for U.S. federal (including FICA), state and local tax liabilities, or as otherwise determined by the Committee. In addition, the Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the Committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The Committee may provide in a grant instrument that a participant may transfer non-qualified stock options and stock awards to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend or terminate our Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the Plan.

No Repricing; Stockholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change of control, a reorganization, a merger and a spinoff, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or SARs, (ii) to cancel outstanding stock options or SARs in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or SARs that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

Our Board may, from time to time, establish one or more sub-plans under the Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions.

Clawback

Subject to applicable law, the Committee may provide in any grant instrument that if a participant breaches any restrictive covenant obligation or agreement between the participant and us, or otherwise engages in activities that constitute cause either while employed by, or providing services to, us or within a specified period thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or SAR and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the Committee will determine, including the right to require that in the event of any rescission:

•the participant must return the shares received upon the exercise of any option or SAR or the vesting and payment of any other grants; or
•if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The Committee may also provide for clawbacks pursuant to a clawback policy, which our Board currently maintains and may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the Committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Certain Federal Income Tax Aspects

The following is a summary of certain federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon the exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Other Stock-Based Awards

With respect to other stock-based awards granted under the Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Cash Awards

With respect to cash awards granted under the Plan, generally when the participant receives payment with respect to an award, the amount of cash received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Impact of Section 409A

Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the Plan are intended to satisfy or be exempt from the requirements of Section 409A. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest and an additional 20% tax on the vested amount underlying the award.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all NEOs. While the Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

Existing Plan Benefits to Named Executive Officers
Although we cannot currently determine the benefits or number of shares subject to awards that may be granted to participants under the amended Plan in the future, we did grant equity-based awards under the Plan in 2024 and 2025.

The following table sets forth with respect to each named executive officer listed in the Summary Compensation Table (i) the number of shares of common stock issuable pursuant to (i) performance units granted under the Plan, (ii) stock options granted under the Plan, and (iii) RSUs awarded under the Plan, in each case, since the Plan’s inception on May 24, 2023, through March 17, 2025 (without regard to whether any grants were subsequently forfeited, terminated or canceled).

	Grant Date	Estimated Possible Payouts Under Equity Incentive Plan Awards: # Shares of Stock			Other Stock Awards: # Shares of Stock or Units	All Other Option Awards: # Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)
Name and Position		Threshold	Target	Max
Shane M. O'Kelly President, Chief Executive Officer	3/14/2024	14,303	40,865	81,730
	3/4/2025	32,895	93,985	281,955
					193,400
						150,000	$58.16
						50,465	$79.53
Ryan P. Grimsland Executive Vice President, Chief Financial Officer	3/14/2024	3,521	10,059	20,118
	3/4/2025	9,110	26,027	78,081
					59,819
						18,149	$55.63
						12,422	$79.53
Sridhar R. Donthi Executive Vice President, Chief Technology Officer (until January 13, 2025)	3/14/2024	2,421	6,916	13,832
					3,458
						8,539	$79.53
Bruce M. Starnes, III Executive Vice President, Chief Merchant	3/4/2025	6,074	17,352	52,056
					38,086
						9,812	$62.70
Herman L. Word, Jr. Executive Vice President, Professional, Independents and Canada	3/14/2024	2,751	7,859	15,718
	3/4/2025	6,327	18,075	54,225
					22,004
						9,705	$79.53
(1) Represents shares underlying performance-based restricted stock units granted. The payout of these performance-based shares will generally be determined based on the achievement of specific metrics calculated over a three-year performance period.
(2) Represents shares underlying time-based restricted stock units granted.

New Plan Benefits

On March 17, 2025, there were approximately 10 executive officers, 1,394 other employees and 10 non-employee directors of the Company and its subsidiaries who are eligible to be participants in the Plan.

Future benefits under the Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Because future grants of awards under the Plan, if approved, would be subject to the discretion of the Board or Compensation Committee, the amount and terms of future awards to particular participants or groups of participants are not determinable at this time. No awards have been previously granted that are contingent on the approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE Plan.

Proposal No. 3
Stockholder Advisory Vote to Approve the Compensation
of the Company's Named Executive Officers

At the 2024 Annual Meeting of Stockholders, 93.7% of the shares voted were cast in support of our compensation program for executive officers. We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement. We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Board will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. We generally hold a say-on-pay vote annually, and it is expected that the next say-on-pay vote will occur at the 2026 annual meeting of stockholders.
Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive strategic and financial results for our stockholders. We believe our executive compensation programs are well structured to further our business objectives and support our culture. We believe that our compensation programs help further engage our workforce and position us to deliver strong results for our stockholders, our customers and the communities in which we operate.
We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:
•The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation;
•Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;
•We maintain high levels of corporate governance oversight over our executive pay programs;
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to help ensure that our compensation programs are within the norm of a range of market practices; and
•Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
The Board strongly endorses our executive compensation programs and recommends that our stockholders vote in favor of the following resolution:
"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Executive Summary
Pay for Performance Philosophy and Alignment
We promote a culture based on ownership and accountability, and a critical component of that is a compensatory framework that pays for performance. We hold our executives accountable for delivering results by closely linking the metrics of our incentive plans to our annual operating plan and delivery of strong relative shareholder return.
Overview of Business Performance and 2024 Compensation
Our 2024 business plan focused on several decisive actions to return the company to profitable growth. While we made significant progress in key areas such as consolidation of our supply chain, enhancement of our merchandising function and a heightened focus on sales fundamentals, we faced a difficult macroeconomic environment and higher-than-expected costs that contributed to performance below our plan. We also conducted a strategic and operational review of our business in 2024, resulting in the sale of our Worldpac, Inc. business and a plan to realign our footprint to improve profitability.

The amount of compensation realized by our executives heavily depends on our performance. Based on our 2024 performance, our named executive officers are each receiving only a 10% payout from the short-term incentive compensation plan for 2024. This payout is exclusively attributable to the achievement of individual performance objectives that were part of the short-term incentive program in 2024. Based on relative Total Shareholder Return performance from 2022 – 2024, performance shares granted in 2022 paid out at 0% and therefore did not vest in March 2025. Executives also receive time-based restricted stock under our long-term incentive program, which has significantly declined in value, and stock options, for which all exercise prices remain significantly above the current trading value of our common stock.
Consistent Alignment Between Performance and Compensation
The below charts depict historical achievement of key operational and long-term objectives, demonstrating significant variances in executive compensation based on business performance. For additional information about how we select plan metrics and determine performance level goals, see “—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation.”

Historical Short-Term Incentive Program Payouts*

Historical Long-Term Incentive Program Payouts

Shareholder Support of Executive Compensation Program
We evaluate our pay practices and executive compensation program annually. We value the feedback of our stockholders, and in addition to considering the prior year’s say-on-pay voting results, we proactively engage in outreach with many of our stockholders to solicit their input on a wide range of topics, including executive compensation. We consider any feedback provided by our stockholders, including the prior year’s say-on-pay results and the advice of our compensation consultant with respect to current peer practices, broader market trends and best practices as we determine how to best incentivize and reward executive performance.

At our 2024 Annual Meeting of Shareholders, 93.7% of the votes cast approved our executive compensation program. The Compensation Committee considered the outcome of that advisory vote to reflect approval of the Compensation Committee’s approach to compensation policies and decisions.
2024 Named Executive Officers
This “Compensation Discussion and Analysis” section describes how we compensate our executive officers and specific compensatory decisions and outcomes for 2024. Our named executive officers (or “NEOs”) for 2024 were:

Shane M. O’Kelly	President, Chief Executive Officer
Ryan P. Grimsland	Executive Vice President, Chief Financial Officer
Bruce M. Starnes, III	Executive Vice President, Chief Merchant
Herman L. Word, Jr.	Executive Vice President, Professional, Independents and Canada
Sridhar R. Donthi	Executive Vice President, Chief Technology Officer (until January 13, 2025)

Overview of Executive Compensation Program
We have designed our executive compensation program to accomplish the following:

(a) Competitive total target direct pay to retain key executive talent;

(b) Achievement of short-term operational objectives of our business;

(c) Creation of long-term shareholder value; and

(d) Alignment between pay and performance.

Our executive compensation program comprises of three principal elements: base pay, short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) that support the achievement of these goals.

The following table provides an overview of each element of our executive compensation program.

Components of Compensation
Principles. Base salary is an integral part of our executive compensation program designed to provide a competitive, fixed rate of compensation. Base salary is paid in cash administered based on our regular payroll practices.

Methodology. The key factors considered when determining an executive’s base salary are the scope and complexity of the role, competitiveness with the market, individual contributions to business outcomes and talent retention.

2024 Decisions & Rationale. The table below shows and explains the annual adjustments made to base salaries for our NEOs for 2024:

NEO	2023 Base Salary	2024 Base Salary	Change (%)	Principal Rationale
Shane M. O’Kelly	$1,125,000	$1,125,000	—%	New hire in 2023; market competitive
Ryan M. Grimsland	$675,000	$675,000	—%	New hire in 2023; market competitive
Bruce M. Starnes, III	N/A	$600,000	N/A	New hire in 2024; determined based on market competitiveness
Herman L. Word, Jr.	$600,000	$600,000	—%	Market competitive based on current responsibilities
Sridhar R. Donthi	N/A	$610,000	N/A	Newly designated executive officer in 2024

Short-Term Incentive Compensation
Principles. We provide opportunity to earn STI to link pay to performance by aligning the achievement of short-term operational objectives of our business to annual compensation and provide competitive overall compensation. We tie performance measures for our STI program closely to key targeted deliverables of our annual operating plan. STI is paid annually in cash based on achievement of the pre-determined metrics.

2024 Design & Methodology. We made modest design changes to our STI program for 2024, including removal of the “free cash flow” metric, more heavily weighting the “operating income” metric, reflecting how individual performance factors into the plan and adjusting the payout curves, each as more fully described below.
Overall Program Design. The program consists of two pre-established financial metrics (“Operating Income,” weighted at 65%, and “Comparable Store Sales,” weighted at 25%) coupled with an individual performance component (weighted at 10%). Following discussion with F.W. Cook and management, the Compensation Committee determined that Operating Income and Comparable Store Sales were the most appropriate measures of achievement of our operational goals for 2024. However, the Compensation Committee determined that Operating Income objective was the most important for the Company to achieve in 2024 to demonstrate improved operational performance and financial health. It removed the third metric from the 2023 program, “Free Cash Flow,” and increased the weighting on “Operating Income” to more closely tie compensation to performance against that objective.

The Compensation Committee determined that it would be beneficial to retain a component of the plan that based payout based on individual achievement of key objectives. Accordingly, it updated the previous plan modifier into a core plan metric for individual objectives, whereby executives’ achievement of key strategic goals with respect to their functional area makes up 10% of their total short-term incentive opportunity. These aspects of plan design, as well as the year-over-year changes in plan design, are further described below.

Metric	Rationale
Operating Income (65%)	Operating income is a key profitability measure for our business. Through this metric, we seek to incentivize and reward short-term performance that contributes to long-term, sustainable improvements in the profitability of our business. The Compensation Committee determined that in 2024, this was the single most important measure to achieve to demonstrate improved operational performance and financial health.
Comparable Store Sales (25%)	As an aftermarket automotive retailer, a key measure of our performance is how much revenue our stores generate on a comparable, year-over-year basis. One of our key long-term strategic initiatives is to improve sales and profitability per store, and focusing annually on delivering positive comparable store sales is an important contributor to that initiative.
Individual Objectives (10%)	By tying a portion of our executives’ compensation to the achievement of strategic outcomes in the functional areas they oversee, we seek to motivate focus and delivery of department goals over a short-term period.

Year-Over-Year Changes in Plan Design
Change from 2023 to 2024 Program	Rationale
Metric Selection: Removal of Free Cash Flow	Removal of the metric from the Plan enables more focused achievement on other performance metrics.
Metric Weightings: Operating Income (from 33% to 65%); and Comparable Store Sales (from 33% to 25%)	More heavily focus the program on achievement of the metric most important to demonstration of short-term operational improvement.
Plan Design: Individual Contributions
Updated the portion of the program that varies with individual performance; such portion now makes up 10% of the core program (as opposed to being a modifier to the core program) and incentivizes executives to deliver against functional goals important to the Company’s short-term business performance.

Payout Curves: Adjustments to Flatten Curves Around Target	Ensure improved year-over-year performance before executives receive improved pay outcomes, as further described below under “—Determination of Targets.”
Our named executive officers had individual performance objectives with respect to the following:
•Shane O’Kelly: Individual performance goals directly tied to performance goals of all direct reports while driving the key decisions to support the future direction of the company
•Ryan Grimsland: Reduction of indirect spending; remediation of material weakness in internal control over financial reporting; evaluation and execution of potential sale of Worldpac business
•Bruce Starnes: Product margin improvement; improvement in product lifecycle management
•Herman Word: improvement of profit per store; execution of independent store initiatives
•Sridhar Donthi: Consistent performance of store systems and technology improvements

Determination of Targets. In general, we seek to align STI target levels to the targeted performance reflected in our annual operating plan. We believe this methodology focuses our team, including our executive officers, on delivering the goals of our annual operating plan and directly aligns their short-term, at-risk compensation to the performance of our business objectives. Using the target achievement levels as an anchor, the Compensation Committee then set maximum achievement levels as stretch goals that would require exceptional performance to payout and threshold achievement levels that would still encourage strong execution but would appropriately reflect risks to full achievement of 2024 operating targets. In 2024, the Compensation Committee decided to continue using payout curves that would minimize payout variability around the target performance level. The revised payout curves further aligned payouts above target to exceptionally exceeding prior year performance. For all metrics, threshold payout required greater than prior year performance. The below further outlines specific considerations with respect to our 2024 annual operating plan targets, which equated target performance levels for our STI metrics.

	Operating Income	Comparable Store Sales
2023 Actual Results	$114.0 million	(0.3%)
2024 STI Target	$432.0 - 454.0 million	1.8%
Rationale	Business plan built to deliver significantly higher operating income than prior year performance.	Rigorous target determined for annual business plan based on prior performance results.
Target STI compensation for each of our NEOs was 85% of base salary, other than for Mr. O’Kelly, who had a target of 150% of his base salary.
2024 Potential v. Actual STI Payouts

Metric	Weight	Threshold	Low Range	Target	High Range	Maximum	Payout
($713)
Operating Income	65%	$346	$389	$432-$454	$476	$519
Associated Payout %		35%	90%	100%	125%	200%	0%
(0.7%)
Comparable Store Sales	25%	—%	1.0%	1.8%	3.0%	5.0%
Associated Payout %		40%	80%	100%	120%	200%	0%
Individual Performance Component. Each NEO had several pre-determined individual performance objectives that aligned with key business goals for their respective departments for 2024. Except with respect to his own objectives, the CEO evaluated performance against each objective and made a recommendation to the Compensation Committee, who reviewed and approved determination of achievement, based on simplified payout curve of 50% payout for partial achievement, 100% payout for target achievement and 150% payout for above-target achievement. While achievement of discrete objectives ranged from 0% (for failure to achieve) to 150% (for above-target achievement), across the totality of their respective objectives, each named executive officer achieved at the 100% level, resulting in an aggregate STI payout of 10%.
Long-Term Incentive Compensation
Principles. LTI is intended to align the interests of our leadership, including our executive officers, with those of our shareholders. It is an important part of providing competitive overall compensation to our executives, promotes retention and helps balance focus between the shorter-term execution of operational priorities with longer-term objectives.

2024 Design & Methodology. The design of our LTI program for 2024 was unchanged from 2023.
Overall Program Design. LTI is awarded to executives annually with a three-year performance/vesting period, with the target value awarded divided as shown below and vesting generally subject to continued employment. 50% of our annual LTI awards to executives are issued in PSUs, whose value depends not only on the Company’s absolute TSR, but also on achievement against the long-term performance measure.

% of Target Award	Vehicle	Vesting	Rationale
50%	PSUs	If at all, at the end of a three-year performance period based on RTSR against the other companies in the S&P 500
Align a substantial portion of executive compensation entirely dependent upon delivery of sustainable, long-term total shareholder return; one-year holding period applies post-vesting to further encourage actions that support long-term value

25%	RSUs	Ratably over three years	Further align the interests of our executives with those of our stockholders and retain key talent
25%	Stock options	Ratably over three years, with a 10-year term
Make a portion of executive compensation entirely contingent upon stock price appreciation and promote retention (while options provide a significant source of potential long-term value to individuals, vested options are generally cancelled 90 days following cessation of employment)

Determination of Targets. In determining the target performance level for the PSU component of our LTI in 2024, the Compensation Committee determined that target payout should only be achieved for above-median RTSR achievement versus companies in the S&P 500. It determined that maximum payout should only be achieved for extraordinary results delivering top quintile RTSR over the performance period, which it believed to be a significant stretch goal. The level for threshold payout was established such that the award would only pay out with significant improvement from RTSR performance for the prior three-year performance period. Importantly, even if RTSR exceeds the 55th percentile, payout will be capped at 100% of target in the event absolute total shareholder return is negative for the performance period.

	Prior Period Performance	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)
Three-year RTSR against the S&P 500	2nd %ile	35th %ile	55th %ile	80th %ile

Each executive officers’ annual grant is made at a target value that depends on the scope and complexity of the role, market data and individual contributions to business outcomes. The Compensation Committee made the following determinations with respect to target LTI value for our NEOs:

NEO	2023 Target LTI	2024 Target LTI	Change (%)	Principal Rationale
Shane M. O’Kelly	N/A	$6,500,000	N/A	New hire in 2023; market competitive in employment agreement
Ryan M. Grimsland	N/A	$1,600,000	N/A	New hire in 2023; market competitive in employment agreement
Bruce M. Starnes, III	N/A	N/A	N/A	New hire in 2024; not eligible for 2024 LTI
Herman L. Word, Jr.	$1,150,000	$1,250,000	8.7%	Alignment with market based on role
Sridhar R. Donthi	N/A	$1,100,000	N/A	Newly designated officer in 2024; market competitive

Although he did not receive a regular annual LTI award for 2024, the employment agreement with Mr. Starnes contemplates a $1,000,000 target grant for 2025.

2024 Potential v. Actual LTI Payout

Our awards to executive officers made in 2022 depended solely on relative total shareholder return against companies in the S&P 500. Our relative TSR for the 2022 – 2024 performance period ranked below the threshold, and therefore no shares vested for the 2022 – 2024 performance period. The following depicts potential v. actual results achieved.

Metric	Weight	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)	Payout
2nd percentile
RTSR	1/3	35th percentile	55th percentile	80th percentile	0%

Other Compensation and Pay Practices

Employment Agreements
We have employment agreements with each of our named executive officers that outline the terms of their employment with us. Each employment agreement describes the base salary, STI and LTI opportunities of the executive. Other than Mr. O’Kelly, who has an initial three-year term, and Messrs. Grimsland and Starnes, who each have an initial two-year term, each agreement is for a one-year term and automatically renews for successive one-year periods unless 90 days advance notice is provided. Our employment agreements include confidentiality, non-competition and non-solicitation obligations for our executive officers. The agreements also outline the compensation to which they are entitled in the event of death, disability, termination by the Company for Due Cause, termination by the Company other than for Due Cause, resignation by the executive for Good Reason, resignation by the executive without Good Reason and termination following a change in control. These terms are more fully described in “—Potential Payments Upon Termination or Change in Control Table.” We believe these various compensatory arrangements in the event of an executive’s severance are important to enabling attraction and retention of key executive talent and promote focus on achievement of long-term strategic objectives.
Other Compensation and Benefit Programs
We offer limited benefits and perquisites to our NEOs that are not available to, or are available on different terms than they are available for, other team members. Each of Messrs. O’Kelly and Grimsland received enhanced relocation benefits in connection with their appointments, and each of Messrs. O'Kelly and Word had certain imputed income attributable to spousal travel during the year. For additional details, see “—Summary Compensation Table.” Our executive officers, including our NEOs, may participate in our broadly-offered employee benefit programs, including principally our 401(k) retirement savings plan, which is available to all team members over age 21 and provides a company match on employee deferrals; our deferred compensation plan, which enables all team members who are “highly compensated employees” (as defined in such plan) to defer up to 50% of base salary and 50% of short-term incentive compensation, with settlements in cash; and our deferred stock unit plan, which enables all senior and executive vice presidents to defer up to 50% of base salary, with settlements in company stock. In addition, executive officers and other team members are eligible for certain relocation benefits to facilitate moving to the Company's headquarters. For detailed information about deferrals made by NEOs into our deferred compensation plan and our deferred stock unit plan, see “—Non-Qualified Deferred Compensation for 2024."
Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and do not time the public release of such information based on stock option grant dates. Our annual grants of stock options are awarded on a predetermined date during an “open trading window.” The only grant of stock options or similar awards outside of this annual cycle in 2024 was to Mr. Starnes in connection with his hire, and such award was also made on a predetermined date during an “open trading window.” During the last completed fiscal year, we have not awarded options to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Governance
Roles and Responsibilities
We reduce risks associated with executive compensation by employing strong governance and compensation practices. The Compensation Committee of our Board of Directors, which consists solely of independent directors, designs and oversees our executive compensation program and approves all aspects of compensation for each of our executives. None of our executives, including the CEO, participates in the discussions regarding their respective compensation.

The Compensation Committee receives advice from management and from an independent consultant, F.W. Cook, in performing this work. Our stockholders approve any equity-based plans for our executives, provide feedback on our practices and vote annually on our executive compensation program.

Management	•Develop business plans and strategy, which are then integrated into incentive plan design and used to establish performance goals
•CEO: determine other executive officers' objectives and review their performance
•Make recommendations with respect to executive officer compensation, incentive plan design and performance measures
Stockholders	•Vote annually on our executive compensation framework and practices
•Provide feedback to management on executive compensation through shareholder outreach
F.W. Cook	•Provide independent, expert advice regarding executive compensation matters directly to the Compensation Committee
•Analyze and make recommendations regarding the Company's peer group
•Provide competitive market data
•Assist with design of incentive plans and evaluation of pay practices, including associated risks
•Provide updates on regulatory matters related to executive compensation
Compensation Committee	•Determine compensation for executive officers
•Review and approve the Company's peer group used for executive compensation matters
•Approve executive officer employment, severance and/or change in control agreements
•Review, recommend to the Board and administer incentive plans applicable to executives
•Approve and oversee implementation of compensatory policies applicable to executive officers, such as the Incentive Clawback Policy and Stock Ownership Guidelines
•Make recommendations to the Board with respect to non-employee director compensation
Full Board of Directors	•Determine annual CEO objectives and annually review CEO performance
•Approve any incentive plans applicable to executive officers
•Approve all non-employee director compensation
•Receive regular reports from the Compensation Committee and share perspective where applicable
Role of Peer Group and Benchmarking
We use a group of similarly situated peer companies to help us evaluate the competitiveness of our executives’ compensation. On the whole, we aim to provide our executives with total target compensation that approximates the median among our peers, being mindful of the importance of competitiveness of pay and retention of talent. We do not target any particular benchmark level for any aspect of executive compensation but rather seek to provide our executives with compensation that is well-balanced between long-term and short-term components. We also use our peer group to evaluate the market competitiveness of our incentive plans, broader pay practices and non-employee director compensation.

We select approximately 15 to 20 U.S.-based public companies in our and similar industries based on objective criteria, including net revenues (approximately one-third to three times our revenue), number of employees (approximately one-third to three times our employee population), market capitalization (approximately one-fourth to four and a half times our 12-month average market capitalization) and business similarity with respect to products, customers and/or operations, seeking a balanced representation of company size and endeavoring to promote year-over-year continuity where reasonable. We review our peer group annually. For 2024 our peer group consisted of the following:

Academy Sports & Outdoor, Inc.	Dollar Tree, Inc.	Tractor Supply Company
AutoZone, Inc.	Fastenal Company	Ulta Beauty, Inc.
Bath & Body Works, Inc.	Genuine Parts Company	W.W. Grainger, Inc.
CarMax, Inc.	LKQ Corporation	WESCO International, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	Williams-Sonoma Inc.
Dollar General Corporation	Office Depot, Inc.
In August 2024, we reviewed our peer group again and our Compensation Committee, with advice of F.W. Cook, determined to remove CarMax, Dollar General and Dollar Tree from the peer group and add Group 1 Automotive, Applied Industrial Technologies, Floor & Décor and Sally Beauty Supply LLC to better reflect the guiding parameters used to construct the peer group.

Important Pay Practices
No Single-Trigger Vesting for Change in Control. We do not have any single trigger acceleration arrangement in the event of a change in control for any of our executive officers.
Incentive Compensation Clawback Policy. We maintain a policy that requires repayment of incentive compensation, including, among other types of compensation, short-term incentive cash compensation and performance-based equity awards, received by executives in the event of an accounting restatement in accordance with the listing standards of the New York Stock Exchange.
Stock Ownership Guidelines. To further align the interests of our officers and directors with those of our stockholders, all of our executive officers and directors are required to hold a certain value of our stock. All shares of common stock beneficially owned by the individual, as well as outstanding but unvested time-based restricted stock units, count towards the required thresholds; we do not consider the value of outstanding but unvested performance-based restricted stock units, vested or unvested stock options or any other type of derivative equity when determining whether an individual satisfies the ownership guidelines.

Position	Holding Requirement
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
Executive/Senior Vice President	2x base salary
Director (non-employee)	6x annual cash retainer
Individuals have five years following appointment or promotion into a role to meet the applicable ownership guideline, and until such guideline is satisfied, must retain at least 50% of all net equity that vests to them. We review our ownership guidelines at least annually, including each individual’s progress towards attaining the requisite ownership thresholds. All of our executive officers and directors are currently in compliance with our ownership guidelines.
Prohibited Pay Practices. We do not engage in practices that we believe would promote excessive risk taking, and we avoid compensatory programs or practices that we believe do not promote the best interests of our company and its stockholders.
•We do not reprice or exchange underwater stock options.
•We do not permit our employees or directors to hedge our stock, and we do not permit our stock to be pledged except in very limited circumstances with stringent requirements to be satisfied. We also do not permit hedging or pledging of any of our LTI awards.
•We do not permit certain of our employees, including our executive officers, or our directors to trade our stock outside of limited specified windows and only allow trading activity following pre-clearance procedures to ensure compliance with applicable regulatory requirements.
•We do not provide any meaningful perquisites or benefits to our executive officers. Our executives participate in the same benefits and retirement plans as our other employees.

Compensation Committee Report
Our Compensation Committee is comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Mr. Jones is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at ir.advanceautoparts.com under the "Governance" section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations. We have reviewed and discussed the CD&A with management, and based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2024 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Jeffrey J. Jones II (Chair)
Douglas A. Pertz
Sherice R. Torres
A. Brent Windom

Compensation Program Risk Assessment
We assess our executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process includes a review of our compensation program policies and practices, such as our performance-based executive compensation programs and stock ownership guidelines, to ensure that the interests of our executives are aligned with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking. We take into consideration compensation terms and practices, such as performance-based vesting of a substantial portion of our executives' long-term incentive compensation, to drive long-term decision making and mitigate adverse risk taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. We regularly review and audit our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and such reviews are shared with the Compensation Committee.
Our performance-based executive compensation program, as described more fully in CD&A, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk taking. We believe that our long standing compensation philosophy discussed in CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As illustrated in CD&A, the compensation of our executives is primarily based on performance over a long-term period. We believe the performance based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other associates are linked to financial, customer or operating measures. All associates, including officers, and our directors are subject to our Insider Trading Policy, which prohibits hedging existing ownership positions in the Company's securities, short selling the Company's stock, purchasing or selling derivative securities, and, unless certain stringent requirements are met, pledging Company stock.
Clawback Actions
Pursuant to the Company's Compensation Recovery Policy, adopted by the Compensation Committee on August 7, 2023, in the event the Company is required to prepare an accounting restatement, the Company will seek to recover reasonably promptly the amount of incentive compensation received by the Company's executive officers that exceeds the amount of incentive compensation that would have been received by the executive officers taking into account the effects of the accounting restatement. Pursuant to NYSE rules, the Compensation Recovery Policy applies to any compensation received by the Company's executive officers on or after October 2, 2023. During 2024, there were no items that triggered the Compensation Recovery Policy.
As previously disclosed, in February 2023, the Company determined that it would revise certain prior periods reported in the Form 10-K filed on March 12, 2024 to correct identified immaterial errors in the consolidated financial statements for the fiscal years ended 2022 and 2021 and for the quarterly periods of 2023. The correction of these errors qualified as a restatement under the Compensation Recovery Policy.
None of the incentive compensation received by the Company's executive officers on or after October 2, 2023 was impacted by the restatement. As previously noted, there was no payout of the Company's STI program for 2023, which in any event was determined based on final 2023 results that were not restated. In addition, none of the Company's PSUs for the 2021-2023 performance period vested due to below-threshold performance, resulting in a payout of 0 shares. Accordingly, there was no incentive compensation earned during the recoupment period under the Compensation Recovery Policy that was subject to clawback, and the amount of compensation clawed back was therefore $0.

Additional Information Regarding
Executive Compensation
Summary Compensation Table
The following Summary Compensation Table provides the compensation earned by our named executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position		Salary		(a) (b)	(c)		(d)	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Shane M. O'Kelly	2024	$1,125,000	$1,000,000	$6,255,449	1,624,973	$168,750	$129,464	$10,303,636
President, Chief Executive Officer (from Sept. 11, 2023)	2023	302,885	1,000,000	4,593,593	3,523,500	—	19,108	9,439,086
Ryan P. Grimsland	2024	675,000	—	1,539,821	399,988	57,375	142,010	2,814,194
Executive Vice President, Chief Financial Officer (from Nov. 27, 2023)	2023	38,942	750,000	1,600,030	400,004	—	42	2,789,018
Bruce M. Starnes, III	2024	288,462	300,000	1,300,022	315,946	26,615	113,018	2,344,063
Executive Vice President, Chief Merchant

Herman L. Word, Jr.	2024	600,000	—	1,202,976	312,501	51,000	17,585	2,184,062
Executive Vice President, Professional, Independents and Canada	2023	595,192	—	862,535	287,498	—	10,925	1,756,150
	2022	465,193	—	799,986	100,079	408,525	7,213	1,780,996
Sridhar R. Donthi	2024	606,635	—	1,058,667	274,956	—	13,800	1,954,058
Executive Vice President, Chief Technology Officer (through January 13, 2025)

(a)Represents the grant date fair value of RSUs granted during each of the years presented. For performance-based and time-based awards, the grant date fair value is calculated using the closing price of our common stock on the date of grant. For market-based awards, fair value amounts reflect the value calculated on a Monte Carlo simulation model that assesses the probability of satisfying the market performance conditions. For additional information regarding the valuation assumptions of this award, refer to Note 16 of our consolidated financial statements in the 2024 Form 10-K filed with the SEC on February 26, 2025. See the "Grants of Plan-Based Awards in 2024 Table" and "Outstanding Equity Awards at 2024 Fiscal Year-End" table in this Proxy Statement for information on stock awards granted in 2024 and prior years. Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.
(b)The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

	PSUs Maximum Grant Date Fair Value ($)
	Mr. O'Kelly	Mr. Grimsland	Mr. Starnes	Mr. Word	Mr. Donthi
2024	6,499,987	1,599,985	n/a	1,250,053	1,100,059
2023	n/a	n/a		1,149,956
2022				399,963
(c)    These nonqualified stock option awards were granted as part of the annual long-term incentive program in 2024. These awards will vest in equal thirds commencing on the first anniversary of the grant date, with an exercise period of 10 years from the date of grant. The aggregate grant date fair value of the equity awards is calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 16 of our consolidated financial statements in the 2024 Form 10-K filed with the SEC on February 26, 2025.
(d)    For 2024, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $13,800 for each of Messrs. Word and Donthi, (ii) relocation benefits of $70,000 for Mr. O'Kelly, $81,745 for Mr. Grimsland and $65,720 for Mr. Starnes; (iii) gross-up of relocation expenses of $54,666 for Mr. O'Kelly, $60,265 for Mr. Grimsland and $47,298 for Mr. Starnes; and imputed income for spousal travel, including $4,798 for Mr. O'Kelly and $3,785 for Mr. Word.

Grants of Plan-Based Awards in 2024
The following table sets forth information concerning grants of cash and stock based awards made under our annual and long term incentive plans during 2024. The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures. The performance measures are more fully described in CD&A. The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described in CD&A.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. O'Kelly			84,375	1,687,500	3,375,000
	3/14/2024	2/13/2024				14,303	40,865	81,730				$4,630,413
	3/14/2024	2/13/2024							20,433			$1,625,036
	3/14/2024	2/13/2024								50,465	$79.53	$1,624,973
Mr. Grimsland			28,688	573,750	1,147,500
	3/14/2024	2/13/2024				3,521	10,059	20,118				$1,139,785
	3/14/2024	2/13/2024							5,030			$400,036
	3/14/2024	2/13/2024								12,422	$79.53	$399,988
Mr. Starnes			13,344	266,877	533,754
	6/27/2024	5/21/2024							20,734			$1,300,022
	6/27/2024	5/21/2024								9,812	$62.70	$315,946
Mr. Word			25,500	510,000	1,020,000
	3/14/2024	2/13/2024				2,751	7,859	15,718				$890,503
	3/14/2024	2/13/2024							3,929			$312,473
	3/14/2024	2/13/2024								9,705	$79.53	$312,501
Mr. Donthi			25,925	518,500	1,037,000
	3/14/2024	2/13/2024				2,421	6,916	13,832				$783,652
	3/14/2024	2/13/2024							3,458			$275,015
	3/14/2024	2/13/2024								8,539	$79.53	$274,956
(a)Amounts shown represent possible cash payouts under our 2024 short-term incentive program. See "CD&A" for a discussion of threshold, target and maximum cash incentive plan payouts.
(b)Amounts shown represent the shares of our common stock issuable assuming achievement of the specific threshold, target or maximum levels of performance established by the Compensation Committee for performance-based RSU grants to our executives. These PSU grants were part of our annual long-term equity grants made in 2024 and related to the 2024 through 2026 three-year performance period. See "CD&A" for more information regarding our PSU grants.
(c)Amounts shown represent the number of time based RSUs granted to our executives for 2024. For more information regarding awards of time based RSUs, see "CD&A."
(d)Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 16 of our consolidated financial statements in the 2024 Form 10-K filed with the SEC on February 26, 2025. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2024. Accordingly, the grant date fair value was calculated at target level for these awards.

The time-vested portions of the RSU awards granted in 2024 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted in 2024 do not include dividend or voting rights. We paid quarterly cash dividends of $0.25 per share in each quarter of 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

		Option Awards					Stock Awards (a)
									Equity Incentive Plan Awards:
Name	Grant Date	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. O'Kelly	3/14/2024 (b)	—	50,465	—	79.53	3/14/2034	—	—	—	—
	3/14/2024 (b)	—	—	—	—	—	20,433	966,277	—	—
	3/14/2024 (b)	—	—	—	—	—	—	—	14,303	1,932,506
	9/18/2023	50,000	100,000	—	$58.16	9/18/2033	—	—	—	—
	9/18/2023	—	—	—	—		52,655	2,490,055	—	—
Mr. Grimsland	3/14/2024 (b)	—	12,422	—	79.53	3/14/2034	—	—	—	—
	3/14/2024 (b)	—	—	—	—	—	5,030	237,869	—	—
	3/14/2024 (b)	—	—	—	—	—	—	—	3,521	475,690
	12/4/2023	6,049	12,100	—	55.63	12/4/2033	—	—	—	—
	12/4/2023	—	—	—	—		19,175	906,786	—	—
Mr. Starnes	6/27/2024 (b)	—	9,812	—	62.70	6/27/2034	—	—	—	—
	6/27/2024 (b)	—	—	—	—	—	20,734	980,511	—	—
Mr. Word	3/14/2024 (b)	—	9,705	—	79.53	3/14/2034	—	—	—	—
	3/14/2024 (b)	—	—	—	—	—	3,929	185,802	—	—
	3/14/2024 (b)	—	—	—	—	—	—	—	2,751	130,095
	3/6/2023	2,708	5,418	—	135.13	3/6/2033	—	—	—	—
	3/6/2023	—	—	—	—	—	1,419	67,105	—	—
	3/6/2023	—	—	—	—	—	—	—	1,489	70,415
	11/21/2022	—	—	—	—	—	1,125	53,201	—	—
	2/28/2022	1,236	618	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—	—	163	7,708	—	—
	3/8/2021	1,407	—	—	176.50	3/8/2021	—	—	—	—
Mr. Donthi	3/14/2024 (b)	—	8,539	—	79.53	3/14/2034	—	—	—	—
	3/14/2024 (b)	—	—	—	—	—	3,458	163,529	—	—
	3/14/2024 (b)	—	—	—	—	—	—	—	2,421	114,489
	3/6/2023	2,001	4,004	—	135.13	3/6/2033	—	—	—	—
	3/6/2023	—	—	—	—	—	1,049	49,607	—	—
	3/6/2023	—	—	—	—	—	741	35,042	—	—
	3/6/2023	—	—	—	—	—	—	—	1,101	52,066
	2/28/2022	—	—	—	—	—	347	16,410	—	—
	2/28/2022	2,626	1,314	—	204.48	2/28/2032	—	—	—	—
	3/8/2021	4,503	—	—	176.50	3/8/2031	—	—	—	—
(a)Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 31, 2024 ($47.29), the last day that our common stock was traded during 2024. Amounts shown for PSUs granted in 2022, 2023 and 2024 are shown at threshold level, representing payouts of 30%, 30% and 35%, respectively.
(b)See the "Grants of Plan-Based Awards in 2024" table in this Proxy Statement for more information on awards granted to our executive officers in 2024.

Option Exercises and Stock Vested in 2024
 The following table sets forth information with respect to our NEOs who vested in stock awards or exercised options during 2024.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. O'Kelly	—	$—	26,327	$1,107,577
Mr. Grimsland	—	—	9,587	421,924
Mr. Donthi	—	—	1,642	116,638
Mr. Starnes	—	—	—	—
Mr. Word	—	—	2,635	145,831

(a) The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation for 2024

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2024. We do not make any contributions to these deferred compensation plans. Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2024 ($)

Mr. O'Kelly	$—	$—	$—	$—
Mr. Grimsland	—	—	—	—
Mr. Starnes	—	—	—	—
Mr. Word	—	8,485	—	58,182
Mr. Donthi	—	—	—	—

(a)Additional information is provided under "Other Compensation and Benefit Programs" in the CD&A section of this Proxy Statement. Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.
(b)Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control
The following table provides an estimate of the inherent value of the severance payments, stock incentives and benefits provided for in each NEO’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 28, 2024, the last day of our 2024 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. O'Kelly
Cash Severance (d)	$—	$—	$2,812,500	$2,812,500	$4,218,750	$5,793,750
Stock Incentives (e) (f)	—	—	3,670,374	3,670,374	2,770,096	5,020,769
Other Benefits (g)	—	—	—	—	62,550	62,550
	$—	$—	$6,482,874	$6,482,874	$7,051,396	$10,877,069
Mr. Grimsland
Cash Severance (d)	$—	$—	$776,250	$1,248,750	$675,000	$2,497,500
Stock Incentives (e) (f)	—	—	1,177,283	1,177,283	955,661	1,509,672
Other Benefits (g)	—	—	—	—	50,033	62,550
	$—	$—	$1,953,533	$2,426,033	$1,680,694	$4,069,722
Mr. Starnes
Cash Severance (d)	$—	$—	$690,000	$1,110,000	$600,000	$2,220,000
Stock Incentives (e) (f)	—	—	913,540	913,540	913,540	913,540
Other Benefits (g)	—	—	—	—	39,097	46,145
	$—	$—	$1,603,540	$2,023,540	$1,552,637	$3,179,685
Mr. Word
Cash Severance (d)	$—	$—	$690,000	$1,110,000	$928,639	$2,220,000
Stock Incentives (e) (f)	—	—	529,028	529,028	236,646	869,216
Other Benefits (g)	—	—	—	—	50,033	50,033
	$—	$—	$1,219,028	$1,639,028	$1,215,318	$3,139,249
Mr. Donthi
Cash Severance (d)	$—	$—	$701,500	$1,128,500	$1,090,243	$2,257,000
Stock Incentives (e) (f)	—	—	490,035	490,035	243,520	781,360
Other Benefits (g)	—	—	—	—	41,414	41,414
	$—	$—	$1,191,535	$1,618,535	$1,375,177	$3,079,774

(a)Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans and receipt of accrued but unpaid base salary. Executives must exercise vested long-term incentives within 90 days after the date of termination. The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that has not been cured following notice if applicable; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) the commission or indictment of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in violation of our Substance Abuse Policy.
(b)The employment agreements of our NEOs employed on the last day of fiscal 2024 provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason. The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s base salary or target bonus amount for Mr. O'Kelly and total direct compensation, as defined in the employment agreements, for other executives; (ii) a material diminution in the executive’s authority, duties or responsibilities or for executives other than Mr. O'Kelly, those of the executive’s supervisors; (iii) for Mr. O'Kelly, if he no longer reports directly to the Board; (iv) except for Mr. O'Kelly, the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; (v) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation; and (vi) for Mr. O'Kelly, delivery by the Company of a notice of non-renewal of the agreement, failure to grant sign-on equity in accordance with the terms of the agreement, a material reduction in duties or responsibilities that is inconsistent with his position within a public company, including if he does not report to the board of directors of the highest parent of the surviving entity following a Change in Control, and any other action or inaction that constitutes a material breach by the Company of the terms of the agreement. For executives other than Mr. O'Kelly, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (or shorter period of employment as applicable). Mr. O'Kelly is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, provided that if the date of such termination occurs prior to the payment of bonuses with respect to fiscal year 2024, if any, he shall receive an amount equal to one and one half times the target annual bonus payment provided in his agreement. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2021, 2022 and 2023 (or shorter period of employment as applicable, or for Mr. O'Kelly, one and one half times the target bonus payment). In addition, the executive will receive outplacement services and certain medical benefits coverage as described in note (g) below.
(c)If, for Mr. O'Kelly within 3 months prior to or within 12 months following, and for the other executives, within 12 months following a Change in Control (as defined in the employment agreements), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus. The cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement, and the benefits also apply to involuntary termination or termination with Good Reason within three months prior to a Change in Control in contemplation of the Change in Control.
(d)In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment. In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus severance payments are contingent upon execution and non-revocation of a release as provided in the agreements.
(e)Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during 2024.
(f)The terms of the executives’ restricted stock unit agreements provide that in the event of termination of employment due to death or disability, any remaining previously unvested time based RSUs will vest immediately. PSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time based shares will be forfeited. PSUs vest based on our performance at the end of the applicable performance period on a pro rata basis commensurate with the time employed prior to retirement during the performance period, subject to certain noncompete restrictions. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance based RSUs will vest at the performance vesting date on a pro rata basis based on the amount of time employed during the performance period. In the event of such termination following a Change in Control, all time based RSUs will vest and become exercisable if the acquiring entity does not assume, convert or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event; and the performance based RSUs will vest at the same time based on the amount earned through the date of the Change in Control. This table assumes performance at target level achievement.
(g)For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $15,000 outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. O'Kelly) to the executive at the same cost as active employees.

CEO Pay Ratio
As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.
Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total annual cash compensation of all associates employed with us on December 30, 2023. We included all U.S. associates in our analysis of the median employee, including part time, full time, and seasonal associates. Based on a review of our employee population and compensation arrangements at the end of 2024, we do not believe that there has been a change therein that would result in a significant change to this pay ratio disclosure.
After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table.
This calculation includes non-recurring items such as sign-on compensation received by our CEO during 2024. Annual Total Compensation for the CEO was $10,303,636 for 2024 and the median team member compensation was $24,377. The result of this analysis is a ratio of approximately 423:1.
The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all associates to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to CD&A for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

There is one primary difference between the calculation of the components of "compensation actually paid" (or "CAP") and "summary compensation table" (or "SCT") total compensation:

	SCT Total	CAP
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year	Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year, including dividend equivalents, as applicable
Metrics Used for Linking Pay and Performance
The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2024. Each metric below is used for purposes of determining payouts under either our short-term incentive program or vesting of our PSU awards. Please see CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Comparable Store Sales Growth
GAAP Operating Income
Relative Total Shareholder Return (RTSR)
Comparable Store Sales Growth and GAAP Operating Income were selected as the Company-selected measures for the Pay versus Performance table that follows because these metrics have the strongest alignment with the key attributes of strategic and operating plans and help drive the creation of long-term shareholder value.

Pay Versus Performance Table

Year	SCT Total for CEO (1)	SCT Total for Former CEO (1)	CAP to Current CEO (2)	CAP to Former CEO (2)	Average SCT Total for Other NEOs (1)	Average CAP to Other NEOs (2)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($m)	Company Selected Measure
							Total Share-holder Return	Peer Group Total Share-holder Return (3)		Comp. Store Sales Growth	GAAP Operating Income ($m)
2024	$10,303,636	–	$2,396,573	–	$2,324,139	$1,196,441	$30.67	$219.96	$(366)	(0.7)%	$(713)
2023	$9,439,086	$4,139,044	$9,853,745	$(3,934,421)	$2,163,565	$875,625	$41.73	$162.36	$30	(0.3)%	$114
2022	–	$8,384,948	–	$(7,267,775)	$2,008,124	$(169,402)	$98.46	$114.02	$502	0.3%	$754
2021	–	$10,052,271	–	$24,632,043	$2,684,996	$4,775,021	$155.06	$173.50	$616	10.7%	$902
2020	–	$8,056,454	–	$7,289,919	$1,975,014	$2,044,128	$100.25	$145.42	$493	2.4%	$750
(1)    2024 CEO is Shane M. O'Kelly; other NEOs are Ryan P. Grimsland, Sridhar R. Donthi, Bruce M. Starnes, III and Herman L. Word, Jr.. 2023 CEOs are Shane M. O'Kelly and Thomas R. Greco (former); 2023 other NEOs are Ryan P. Grimsland, Anthony A. Iskander, Jeffrey W. Shepherd, Herman L. Word, Jr., Tammy M. Finley, Stephen Szilagyi, Robert B. Cushing, and Jason B. McDonell. 2022 CEO is Thomas R. Greco; 2022 other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Herman L. Word, Jr. and Reuben E. Slone. 2021 CEO is Thomas R. Greco; 2021 other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Reuben E. Slone, and Jason B. McDonell.

(2)    The dollar amounts reported represent CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for CEO:

	Fiscal Year 2024		Fiscal Year 2023			Fiscal Year 2022		Fiscal Year 2021
	CEO (O’Kelly)	Avg. Other NEOs	CEO (O'Kelly)	CEO (Greco)	Avg. Other NEOs	CEO (Greco)	Avg. Other NEOs	CEO (Greco)	Avg. Other NEOs
SCT Total	$10,303,636	$2,324,139	$9,439,086	$4,139,044	$2,163,565	$8,384,948	$2,008,124	$10,052,271	$2,684,996
Minus SCT Equity	$7,880,422	$1,601,219	$8,117,093	$3,000,021	$1,268,778	$6,500,022	$1,087,542	$6,000,025	$987,593
Plus End of Year Fair Value of Equity Granted During FY Outstanding and Unvested at End of Year	$2,806,174	$694,439	$8,530,502	–	$517,216	$3,443,902	$635,235	$10,501,631	$1,685,480
Plus (Minus) Change in Fair Value from End of Prior Year to End of Year of Awards Granted in Any Prior Fiscal Year Outstanding and Unvested at End of Year	$(1,776,900)	$(172,589)	–	$(4,557,437)	$(328,064)	$(10,813,511)	$(1,485,175)	$10,287,185	$1,381,805
Plus (Minus) Change in Fair Value from End of Prior Year to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	$(1,055,915)	$(48,329)	–	$(516,006)	$(65,622)	$(1,783,092)	$(240,045)	$(209,019)	$10,333
Minus Fair Value at End of Prior Year of Awards Granted in Prior Year that were Forfeited During the Fiscal Year	–	–	–	–	$142,692	–	–	–	–
Compensation Actually Paid	$2,396,573	$1,196,441	$9,853,745	$(3,934,421)	$875,625	$(7,267,775)	$(169,402)	$24,632,043	$4,775,021
EOY = End of Year; BOY = Beginning of Year, SCT = Summary Compensation Table, CAP = Compensation Actually Paid

The fair value of option awards was determined using a Black-Scholes option-pricing model. The fair value of RSUs used to calculate CAP was based on the Company's closing stock price on each valuation date, including accrued dividend equivalent units. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (average annual comparable store sales growth and return on invested capital, which were performance measures in our 2019, 2020 and 2021 PSU awards) and a Monte Carlo simulation valuation model for market metrics (which were relative TSR vs. a peer group for the 2019, 2020, and 2021 PSUs and relative TSR vs. the constituents of the S&P 500 for the 2022, 2023, and 2024 PSUs), in accordance with FASB ASC 718. Fair values include accrued dividend equivalent units.

(3)    Reflects total shareholder return indexed to $100 for the S&P 500 Retailing Index, which is an industry line peer group reported in the performance graph included in the Company’s 2024 Annual Report on Form 10-K.

Relationship between Company TSR and Peer Group TSR; CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs. For reference, SCT total compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEO and other NEOs are strongly aligned with the Company's TSR, as intended.

Relationship between CAP and GAAP Net Income

The graph below reflects the relationship between the CEO and Average Other NEO CAP and our GAAP Net Income. GAAP net income is not used as a metric in either our short-term or long-term incentive plans.

Relationship between CAP and Company-Selected Measures

The graph below reflects the relationship between CEO and Average Other NEO CAP versus Comp Store Sales Growth and GAAP Operating Income. Each of these measures determined one third of 2024 AIP and are important top-line and profitability measures that support long-term shareholder value creation.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 17, 2025.

Name	Age	Position
Shane M. O'Kelly	56	President and Chief Executive Officer
Michael P. Beland	54	Senior Vice President, Controller and Chief Accounting Officer
Shweta Bhatia	46	Executive Vice President, Chief Technology Officer
Ryan P. Grimsland	47	Executive Vice President, Chief Financial Officer
Jason M. Hand	45	Senior Vice President, U.S. Stores
Kristen L. Soler	48	Executive Vice President, Chief Human Resources Officer
Bruce M. Starnes, III	49	Executive Vice President, Chief Merchant
Stephen J. Szilagyi	61	Executive Vice President, Supply Chain
Jeffrey R. Vining	48	Executive Vice President, General Counsel and Corporate Secretary
Herman L. Word, Jr.	50	Executive Vice President, Professional, Independents and Canada

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of our executive officers other than Mr. O'Kelly, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Beland
Senior Vice President, Chief Accounting Officer and Controller
Mr. Beland joined Advance in January 2025 from Driven Brands Holdings, Inc., a public franchise provider of consumer and commercial automotive services, where he has served as Senior Vice President and Chief Accounting Officer since July 2021. He previously served at Wolfspeed, Inc. (formerly Cree, Inc.), a public manufacturer of silicon carbide materials and devices for power applications, as Assistant Corporate Controller from June 2017 to October 2017 and as Corporate Controller from October 2017 to July 2021. He also previously served as Executive Director, Assistant Corporate Controller of PPD, LLC, a leading global contract research organization, from December 2010 to May 2017 and as Vice President, Corporate Controller & Compliance Officer of OrthoSynetics, Inc., an orthodontic practice management company, from January 2008 to December 2010. Earlier in his career, Mr. Beland served in manager roles at leading public accounting firms including Arthur Anderson, Grant Thornton and PricewaterhouseCoopers, as well as Director of Accounting Research and Policy at The Shaw Group Inc. He holds a B.S.B.A. and a Masters degree in Accounting and is a Certified Public Accountant and Chartered Global Management Accountant.

Ms. Bhatia
Executive Vice President, Chief Technology Officer
Ms. Bhatia joined Advance in January 2025 as Executive Vice President, Chief Technology Officer from Dollar General Corporation, a North American chain of discount stores, where she served as Senior Vice President of Technology from September 2022 to January 2025. She previously served as Corporate Vice President, International Technology at Walmart Inc., a large global retailer, from May 2019 to September 2022, and in several roles of increasing responsibility in the technology function at Kohl’s, a clothing retailer, from July 2007 to April 2019.

Mr. Grimsland
Executive Vice President, Chief Financial Officer
Mr. Grimsland joined Advance in November 2023 as Executive Vice President, Chief Financial Officer. Prior to joining Advance, Mr. Grimsland served at Lowe’s Companies, Inc. (“Lowe’s”), a leading home improvement retailer, in a variety of senior finance roles since 2006, most recently as Senior Vice President, Strategy and Transformation since January 2023 and Senior Vice President Finance – Corporate Finance, Enterprise Strategy & Treasurer from February 2021 until January 2023. Previously, Mr. Grimsland served at Lowe’s as Vice President Finance – Global FP&A from March 2020 to February 2021, Vice President Finance – U.S. Retail Operations from November 2018 to February 2020 and Vice President Finance – International & Business Development from August 2017 to October 2019. Prior to joining Lowe’s, Mr. Grimsland held positions in operations and finance at Haverty’s Furniture Companies Inc., a furniture retailer, and UBS Group AG, a multinational investment bank and financial services company.

Mr. Hand
Senior Vice President, U.S. Stores
Mr. Hand joined Advance in December 1999 as a Salesperson. Throughout his career at Advance, he has held several roles of increasing authority in various aspects of operations and field leadership, most recently as Regional Vice President, from December 2013 through April 2022, Senior Vice President of Operations and Real Estate, from April 2022 through August 2023 and Senior Vice President, U.S. Stores, since August 2023. In September 2024, Mr. Hand’s role expanded to include additional responsibility related to store operations.

Ms. Soler
Executive Vice President, Chief Human Resources Officer
Ms. Soler joined Advance in July 2017 and has held the position of Executive Vice President, Chief Human Resources Officer since May 2023. Previously, Ms. Soler served recently as Senior Vice President, Human Resources, with human resources responsibility for Advance’s field and commercial teams from March 2019 to May 2023 and responsibility for Advance’s supply chain and corporate functions from July 2017 to March 2019. Prior to joining Advance, Ms. Soler served in human resources leadership roles at PepsiCo Inc., a global food and beverage company, for almost four years, and human resources leadership and business operation roles at Procter & Gamble, a consumer packaged goods company, for over 13 years.

Mr. Starnes
Executive Vice President, Chief Merchant

Mr. Starnes joined Advance in June 2024 as Executive Vice President, Chief Merchant. He previously served for nearly 20 years at Target Corporation, a large multinational retailer, where he served in a variety of merchandising and omnichannel roles of increasing seniority. Most recently, he served as Senior Vice President, Merchandising Capabilities and Operations from August 2023 to June 2024, President of Target in India and Senior Vice President from September 2020 to August 2023, and as Vice President, Digital Partnerships and New Business Development from March 2018 to August 2020.

Mr. Szilagyi
Executive Vice President, Supply Chain
Mr. Szilagyi joined Advance in January 2023 as Executive Vice President, Supply Chain. Prior to joining Advance, Mr. Szilagyi most recently did freelance executive supply chain consulting work and served as Senior Vice President, Customer Solutions for MSC Industrial Supply Co., a large publicly traded industrial equipment distributor from May 2018 to November 2021. Prior to this role, Mr. Szilagyi served as a Principal of LogistiPoint Consulting, a consulting agency, and served for 15 years at Lowe’s Companies, Inc., a large publicly traded retailer specializing in home improvement, including as Senior Vice President of Distribution from August 2001 to January 2013 and Chief Supply Chain Officer from February 2013 to June 2016.

Mr. Vining
Executive Vice President, General Counsel and Corporate Secretary
Mr. Vining joined Advance in March 2025 as Executive Vice President, General Counsel and Corporate Secretary from Unifi Manufacturing, Inc., a public global textile manufacturer, where he served as General Counsel and Secretary from July 2024 to February 2025. He previously served over 15 years in the legal department of Lowe’s in positions of increasing authority, most recently as Senior Vice President, Deputy General Counsel, Chief Compliance Officer and Assistant Secretary from June 2018 to May 2023, and Senior Vice President, Chief Compliance Officer and Associate General Counsel from November 2017 to June 2018.

Mr. Word
Executive Vice President, Professional, Independents and Canada
Mr. Word joined Advance in February 2003 and has held a variety of leadership operational roles with the organization. He has served as Executive Vice President, Professional, Independents and Canada since November 2024 and served as Executive Vice President, U.S. Stores & Carquest Independents from September 2022 to November 2024. Prior to that role, he served as Division President, Carquest North America, where he was responsible for leading Advance's independent business, from June 2019 through September 2022. Previously, Mr. Word served as a Regional Vice President from June 2014 to June 2019. Earlier in his career with Advance, Mr. Word served as Regional Asset Protection Manager, a District Manager and a Store General Manager. Mr. Word began his career with Goodyear Tire & Rubber Company, a multinational tire manufacturer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 17, 2025 by:

•each person or entity that beneficially owns more than 5 percent of our common stock;
•each member of our Board;
•each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and
•all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 17, 2025 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 59,833,137 shares of our common stock outstanding as of March 17, 2025 plus shares that may be issued or acquired within 60 days of March 17, 2025 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
BlackRock, Inc.(a)	7,655,263	12.8%
50 Hudson Yards
New York, NY 10001
The Vanguard Group(b)	6,828,927	11.4%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc.(c)	6,448,474	10.7%
100 East Pratt Street
Baltimore, MD 21202
Pzena Investment Management LLC(d)	3,270,897	5.4%
320 Park Avenue, 8th Floor
New York, NY 10022
Fuller & Thaler Asset Management, Inc.(e)	3,101,967	5.2%
411 Borel Avenue, Suite 300
Mateo, CA 94402
Directors, Executive Officers and Others(e)
Carla J. Bailo	8,965	*
John F. Ferraro	21,392	*
Joan M. Hilson	6,567	*
Jeffrey J. Jones II	11,934	*
Eugene I. Lee, Jr.	109,690	*
Shane M. O'Kelly	87,654	*
Douglas A. Pertz	19,941	*
Thomas W. Seboldt	8,713	*
Gregory L. Smith	3,000	*
Sherice R. Torres	6,520	*
A. Brent Windom	13,000	*
Ryan P. Grimsland	17,932	*
Sridhar R. Donthi	38,353	*
Bruce M. Starnes, III	—	*
Herman L. Word, Jr.	16,998	*
All executive officers and directors as a group (21 persons)	399,257	*

*    Less than 1%
(a)Based solely on a Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 7,655,623 shares and has sole dispositive power of 7,655,623 shares and sole voting power of 7,433,837 shares.
(b)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, The Vanguard Group is the beneficial owner of 6,828,927 shares and has sole dispositive power of 6,741,663 shares, shared dispositive power of 87,264 and shared voting power of 23,659.
(c)Based solely on a Schedule 13G/A filed with the SEC on December 9, 2024 by T. Rowe Price Associates, Inc.. T. Rowe Price Associates, Inc. is the beneficial owner of 6,448,474 shares and has sole dispositive power of 6,448,474 shares and sole voting power of 6,424,488 shares.
(d)Based solely on a Schedule 13G filed with the SEC on January 30, 2025, Pzena Investment Management LLC is the beneficial owner of 3,270,897 shares; Pzena Investment Management has sole voting power with respect to 2,796,895 shares and sole dispositive power with respect to 3,270,897 shares.
(e)Based solely on a Schedule 13 G filed with the SEC on November 12, 2024, Fuller & Thaler Asset Management, Inc. is the beneficial owner of 3,101,967 shares; Fuller & Thaler Asset Management, Inc. has sole voting power with respect to 3,054,998 shares and sole dispositive power with respect to 3,101,967 shares.
(f)The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options exercisable within 60 days of March 17, 2025	RSUs vesting within 60 days of March 17, 2025
Carla J. Bailo	7,755	—	—
John F. Ferraro	19,367	—	—
Joan M. Hilson	6,179	—	—
Jeffrey J. Jones II	10,409	—	—
Eugene I. Lee, Jr.	72,493	—	—
Shane M. O'Kelly	—	66,821	—
Douglas A. Pertz	12,596	—	—
Thomas W. Seboldt	3,000	—	—
Gregory L. Smith	3,000	—	—
Sherice R. Torres	6,520	—	—
A. Brent Windom	3,000	—	—
Ryan P. Grimsland	—	10,189	—
Sridhar R. Donthi	—	12,446	—
Bruce M. Starnes, III	—	—	—
Herman L. Word, Jr.	—	12,004	—
All executive officers and directors as a group (21 persons)	144,319	103,551	—

Stock Ownership Guidelines for Directors and Executive Officers
The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•All vested stock holdings/shares owned outright that are currently held by a director or an executive
•Unvested, time based RSUs
•Shares or units held by a director or an executive in any deferral plan

Neither vested nor unvested stock options or SARs will count towards the ownership threshold requirements. Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually. Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, except for a Form 5 due for Mr. Seboldt to report certain dividend transactions that in the aggregate did not exceed the limit permitted to be filed on Form 5 in lieu of incremental Form 4 filings. We believe that our insiders complied with all applicable Section 16(a) filing requirements during 2024, except that a Form 4 for Mr. Windom reporting a purchase of shares was filed one day late in March 2024.

Equity Compensation Plan Information
The following table sets forth our shares authorized for issuance under our equity compensation plans on December 31, 2024.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (b)
Equity compensation plans approved by stockholders (c)	1,252,990	$142.66	1,682,984
Equity compensation plans not approved by stockholders	—	—	—
Total	1,252,990	$142.66	1,682,984

(a)Includes the shares that would be issued upon exercise of outstanding RSUs, PSUs and DSUs and the net shares that would be issued upon exercise of outstanding options, and is based on management's estimate of the probable vesting outcome for performance based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance based awards is 1,252,990.
(b)Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance based awards.
(c)Includes the 2023 Omnibus Incentive Plan and remaining awards outstanding under the 2014 LTIP.

Proposal No. 4
Ratification of Appointment by the Audit Committee of
Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2025

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2021, a new lead engagement partner was selected in connection with this rotation process. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2025 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2025 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2025.

2024 and 2023 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2024	2023
	($ in thousands)
Audit Fees (a)	$7,742	$6,847
Audit-Related Fees (b)	1,762	218
Tax Fees (c)	23	33
Total	$9,527	$7,098

(a)Fees for audit services billed for 2024 and December 28, 2024 consisted of fees for:
•the audit of our annual financial statements;
•the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of our quarterly financial statements; and
•statutory audits, consents and other services related to SEC matters.
(b)Fees for audit-related services billed in 2024 consisted of services pertaining to due diligence related to the sale of Worldpac
(c)Tax fees billed in 2024 and December 28, 2024 were related to tax planning services.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all audit and permitted non-audit services provided by Deloitte during 2024. In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence. The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

Audit Committee Report
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Ferraro, and Ms. Bailo, Ms. Hilson and Mr. Smith, by virtue of their education, training and professional experience, each qualify as "audit committee financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing the Company's consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of the Company's internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2024, we met 12 times. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2024, and subsequent to the end of the year, we:
•appointed Deloitte as the independent registered public accounting firm for 2024;
•met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;
•met with management and the independent accountants to review and approve the 2024 audit plan;
•met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•met with management and the independent accountants to review the audited financial statements for the year ended December 28, 2024, and internal controls over financial reporting as of December 28, 2024;
•met with management and the independent accountants to discuss and oversee the development and implementation of plans to remediate the previously-disclosed material weaknesses in internal control over financial reporting;
•reviewed progress against such plans and oversaw successful remediation of the material weaknesses;
•reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•reviewed and discussed the quarterly earnings press releases;
•oversaw the transition of the head of our internal audit function;
•reviewed and discussed the internal audit function's plan, test work, findings and recommendations, and staffing;
•discussed updates on cyber security, including risk and incident mitigation;
•reviewed the Audit Committee charter; and
•completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 28, 2024.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for 2025.
We reviewed and reassessed the adequacy of the Audit Committee Charter.

THE AUDIT COMMITTEE
John F. Ferraro, Chair	Joan M. Hilson
Carla J. Bailo	Gregory L. Smith

Proposal No. 5
Stockholder Proposal

The Company has received a stockholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the “Proponent”). The Proponent has requested that the proposal set forth below be presented for a vote at our Annual Meeting:

"Proposal 5 - Executives to Retain Significant Stock

Shareholders ask the Board of Directors to adopt a policy requiring the 5 named executive officers (NEOs) to retain a significant percentage of stock acquired through equity pay programs until reaching retirement and to report to shareholders regarding the policy in our Company’s next annual meeting proxy. Shareholders recommend a share retention percentage requirement of 25% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan. The Board is encouraged to obtain waivers of any current pay or benefit plan for senior executives that might delay implementation of this proposal.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal topic is all the more important at Advance Auto Parts due to its poor long-term stock performance. Advance Auto Parts stock has fallen drastically from $239 in 2021 to $43 in late 2024 during a robust stock market.

Advance Auto Parts Directors and management might easily support this proposal because the price of Advance Auto Parts stock is so low and how can anyone go wrong in the auto parts business when the population of old cars keeps going up.

Please vote yes:
Executives to Retain Significant Stock – Proposal 5"

Board of Directors' Statement of Opposition to Proposal No. 5:
The Board has considered this proposal and does not believe that its adoption is in the best interests of the Company and its stockholders.
The Company maintains rigorous stock ownership guidelines that apply to its senior executives and members of the Board of Directors. See “Stock Ownership Guidelines for Directors and Executive Officers.” These ownership guidelines are not only consistent with current market practice but are also overseen by a robust governance process. The Compensation Committee of the Board reviews the guidelines at least annually with the advice of its independent compensation consultant. The Company monitors compliance with the ownership guidelines on a regular basis.
Requiring that our executives retain a set percentage of shares received each year until they reach retirement age or separate from service would interfere with the Company’s ability to attract and retain executive talent. Additionally, adopting this proposal could encourage retirement-eligible executives to resign from their positions prematurely to access compensation subject to these types of restrictions.

Moreover, the Company’s “named executive officers” are subject to change year-to-year. The group that constitutes “named executive officers” has changed frequently for the Company over the last several years. This proposal would effectively place different stock retention requirements on certain executives every year, which would be difficult to administer. Instead, the Board believes the Company’s current robust stock ownership requirements, which are applied consistently each year, provide meaningful stock ownership and retention requirements at a low administrative cost.

The Company’s executive compensation structure is carefully designed to maintain alignment with stockholder interests. Long-term equity grants are the largest component of target direct compensation for our officers. The Company has consistently received high levels of stockholder approval of its executive compensation practices, which include the ownership guidelines mentioned above. The Company also has an executive compensation clawback policy and policies that prohibit pledging and hedging of Company securities. These policies operate in addition to provisions already contained in our equity-based compensation programs to permit the suspension, cancellation or recovery of awards in circumstances of misconduct or financial restatement.

Our Board believes that the design of our executive compensation programs is robust, aligns executives with the interests of stockholders, is consistent with market practice, and is appropriate for the Company, and that this proposal would not serve the best interest of the Company or our stockholders.

THE BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING ADDITIONAL STOCK OWNERSHIP REQUIREMENTS

Other Matters
A copy of our 2024 annual report to stockholders is being sent to each stockholder of record. The annual report is not part of our proxy soliciting material but it can be accessed at ir.advanceautoparts.com under "Financials."
Who is soliciting my vote?
Our Board is soliciting your proxy to vote at the Annual Meeting.
Who is paying the costs of this proxy solicitation?
Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone or by electronic communication.
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Jeff R. Vining and Ryan P. Grimsland as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record as of the close of business on March 17, 2025 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
How many votes do I have?
For every matter acted on, you will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has provided a voting instruction card to provide you directions for how to vote your shares.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet at www.proxyvote.com;
•By toll-free telephone at 1-800-690-6903;
•By completing and mailing your proxy card; or
•By voting live at the virtual Annual Meeting.
If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 13, 2025, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2, 3 and 4 and AGAINST Proposal No. 5.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 4, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
You will have the opportunity to vote live at the virtual Annual Meeting if you choose to do so. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote live at the virtual Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 13, 2025;
•Returning a later-dated proxy card;
•Sending written notice of revocation to Jeffrey R. Vining, Executive Vice President, General Counsel and Corporate Secretary at the Company’s address of record, which is 4200 Six Forks Road, Raleigh, North Carolina 27609; or
•Voting live at the virtual Annual Meeting.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
Is my vote confidential?
It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company and its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.
How are votes counted?
Votes are counted by inspectors of election designated by the corporate secretary.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of our common stock on the Record Date, represented live or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum. On the Record Date, there were 59,833,137 shares outstanding and 1,100 stockholders of record.  A majority of our common stock, or 29,916,569 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE. The NYSE prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 4 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.
What vote is required to approve each proposal?
Proposal No. 1. For the election of directors, the nine nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes against and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 2. For the proposal to approve the amendment to the 2023 Omnibus Incentive Plan to increase the number of shares authorized for issuance thereunder the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal.
Proposal No. 3. The advisory vote to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.
Proposal No. 4. Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal.

Proposal No. 5. The vote on the stockholder proposal requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal.
Who can attend the Annual Meeting?
Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.
What do I need to do to attend the Annual Meeting and how will it be conducted?
The Annual Meeting will be conducted online in a manner similar to an in person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virtualshareholdermeeting.com/AAP2025 and following the instructions on your proxy or notice card. Please note that you are also able to submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/AAP2025 and following the instructions posted there. Rules of Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete check in procedures.
What does it mean if I get more than one proxy card?
It means you own shares in more than one account. You should vote the shares on each of your proxy cards.
How can I consolidate multiple accounts registered in variations of the same name?
If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.
I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, Proxy Statement and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.
I own my shares directly as a registered owner of Company common stock and so do other members of my family living in my household. How can I change the number of copies of the annual report, Proxy Statement and other mailings being delivered to my household?
Family members living in the same household generally receive only one copy per household of the annual report, Proxy Statement and most other mailings. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action. Promptly after your request is received we will start sending you separate mailings. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action. That request must be made by each person in the household entitled to receive the materials.
Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement. How can I obtain my own separate copy of the documents for the Annual Meeting in May?
You may download copies from our Internet website, ir.advanceautoparts.com (click on the home page link to 2025 Annual Meeting materials). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 4200 Six Forks Road, Raleigh, 27609, Attention: Investor Relations. We cannot guarantee you will receive mailed copies before the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2026 annual meeting of stockholders?
If you are a stockholder and you want to present a proposal at the 2026 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 4200 Six Forks Road, Raleigh, North Carolina, 27609, Attention: Corporate Secretary, on or before November 21, 2025. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.
If you want to present a proposal at the 2026 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than December 15, 2025, and no later than January 14, 2026. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance." Our Chair of the Board or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
What is the deadline for director nominations for the 2026 annual meeting of stockholders using proxy access?
A shareholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.
If you are a stockholder and want to nominate a director to be included in our proxy for our 2026 annual meeting of stockholders, we must receive notice of the nomination no earlier than October 22, 2025 and no later than November 21, 2025. The notice of nomination using process access should be submitted in writing to our offices at 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.
You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance."

We look forward to you joining us at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,

/s/ Jeffrey R. Vining

Jeffrey R. Vining
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
March 21, 2025

APPENDIX A

ADVANCE AUTO PARTS, INC.

FIRST AMENDMENT TO THE ADVANCE AUTO PARTS, INC. 2023 OMNIBUS INCENTIVE COMPENSATION PLAN

This First Amendment dated May 14, 2025 (this “Amendment”) amends the Advance Auto Parts, Inc. 2023 Omnibus Incentive Compensation Plan (the “Plan”) maintained by Advance Auto Parts, Inc., a Delaware corporation (the “Company”). Except as otherwise explicitly set forth herein, all provisions of the Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have meanings set forth in the Plan.

WHEREAS, the Company desires to amend the Plan as hereinafter provided in order to increase the number of shares of Company Stock issuable under the Plan from 2,750,000 to 4,920,000; and

WHEREAS, the Board of Directors approved this Amendment as of February 12, 2025.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.Increase in Number of Shares Subject to the Plan. Section 5(a) of the Plan is amended to read in its entirety as follows:

Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be 4,920,000 shares of Company Stock, provided that such number will be reduced by the number of shares of Company Stock underlying any Grants made under the Prior Plan after March 17, 2023 and before the Effective Date. In addition, shares of the Company Stock underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of such shares shall be available for the award of new Grants under this Plan. Subject to adjustment as described below in Sections 5(b) and 5(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed the number of shares of Company Stock reserved for issuance under the Plan as of the Effective Date and no shares will be available for new grants under Prior Plan.

2. Effective Date. The increase in the number of shares of Company Stock issuable under the Plan pursuant to Section 1 of this Amendment shall be effective upon receipt of approval for such increase by the Company’s stockholders, and shall be subject to and contingent upon receipt of such approval.

A-1

Advance Auto Parts

ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NC 27609

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAP2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68578-P27451 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the nine directors listed below.

Nominees:	For	Against	Abstain
1a. Carla J. Bailo	☐	☐	☐
1b. John F. Ferraro	☐	☐	☐
1c. Joan M. Hilson	☐	☐	☐
1d. Jeffrey J. Jones II	☐	☐	☐
1e. Eugene I. Lee, Jr.	☐	☐	☐
1f. Shane M. O'Kelly	☐	☐	☐
1g. Thomas W. Seboldt	☐	☐	☐
1h. Gregory L. Smith	☐	☐	☐
1i. A. Brent Windom	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.	For	Against	Abstain
2. Amend the 2023 Omnibus Incentive Compensation Plan to increase authorized shares by 2,170,000.	☐	☐	☐
3. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
4. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2025.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 5.	**For**	**Against**	**Abstain**
5. Vote on the stockholder proposal, if presented at the Annual Meeting, regarding additional requirements for executives to retain significant stock.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V68579-P27451

Advance Auto Parts

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Jeff R. Vining and Ryan P. Grimsland, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Wednesday, May 14, 2025, at www.virtualshareholdermeeting.com/AAP2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2025 Annual Meeting is hereby acknowledged.

Continued and to be signed on reverse side